United States

Securities and Exchange Commission

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

GRAFTECH INTERNATIONAL LTD.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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GrafTech International Ltd. Notice of Annual Meeting of Stockholders to be held on May 15, 2012 and Proxy Statement

This Proxy Statement is dated

April 2, 2012

Craig S. Shular Chairman, Chief Executive Officer, President	12900 Snow Road • Parma, Ohio 44130

April 2, 2012

Fellow Stockholders:

It is my pleasure to invite you to our annual meeting, which will be held on May 15, 2012, at 10:00 a.m., local time, at our corporate headquarters located at 12900 Snow Road, Parma, Ohio 44130.

In the following pages, you will find the formal notice of our annual meeting and our proxy statement. After reading the proxy statement, please mark your votes on the accompanying proxy or vote instruction card, sign it and promptly return it in the accompanying envelope. You may also vote via the Internet or by telephone as instructed in the proxy statement or on the proxy or vote instruction card. Please vote by whichever method is most convenient for you to ensure your shares are represented at the meeting.

If you wish to attend our annual meeting in person, please indicate your intention where requested on the accompanying proxy or vote instruction card. In addition, please write your name, where indicated, on the attached admission ticket and bring it with you to the meeting. Due to space limitations, we request that only one guest accompany you to the meeting.

We appreciate the continuing interest of our stockholders in our business.

Sincerely,

Craig S. Shular

Chairman, Chief Executive Officer,

President

YOUR VOTE IS IMPORTANT. PLEASE VOTE YOUR SHARES PROMPTLY. YOU CAN FIND VOTING INSTRUCTIONS ON THE ENCLOSED PROXY.

Important notice regarding the availability of proxy materials for the annual meeting to be held on May 15, 2012—the proxy statement is available at http://ir.graftech.com/phoenix.zhtml?c=114451&p=proxy and the Annual Report is available at http://ir.graftech.com/phoenix.zhtml?c=114451&p=irol-reportsannual.

Craig S. Shular	12900 Snow Road • Parma, Ohio 44130
Chairman, Chief Executive Officer, President

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

to be held on May 15, 2012

The annual meeting of stockholders of GrafTech International Ltd. will be held at 10:00 a.m., local time, on May 15, 2012, at our corporate headquarters located at 12900 Snow Road, Parma, Ohio 44130, for the following purposes:

1.	To elect the following eight directors, each to serve until the next annual meeting of stockholders and until a successor has been duly elected and qualified: Randy W. Carson, Mary B. Cranston, Harold E. Layman, Ferrell P. McClean, Nathan Milikowsky, Michael C. Nahl, Steven R. Shawley and Craig S. Shular;

2.	To approve, by a non-binding advisory vote, our executive compensation;

3.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year ending December 31, 2012; and

4.	To transact such other business as may properly come before the meeting.

Only stockholders of record at the close of business on March 22, 2012 will be entitled to notice of and to vote at the annual meeting or any adjournment of the annual meeting. To ensure that your shares are represented at the meeting in the event that you do not attend, please mark your votes on the accompanying proxy or vote instruction card, sign it, date it and promptly return it in the accompanying envelope, or vote via the Internet or by telephone as instructed in the accompanying proxy statement or on the proxy or vote instruction card.

Sincerely,

Craig S. Shular

Chairman, Chief Executive Officer,

President

GRAFTECH INTERNATIONAL LTD.	12900 Snow Road • Parma, Ohio 44130

PROXY STATEMENT

for Annual Meeting of Stockholders for 2012

Page
About the Meeting	1

Important Voting Information	2

Proposal One: Election of Eight Directors	4

The Board of Directors	11

Committees of the Board	16

Audit and Finance Committee Report	19

Compensation of Executive Officers and Directors	20

Compensation Discussion and Analysis	20

Compensation Committee Report	36

Summary Compensation Table	37

Grants of Plan Based Awards in Fiscal year-Ended December 31, 2011	39

Outstanding Equity Awards at Fiscal Year-End December 31, 2011	41

Option Exercises and Stock Vested at Fiscal Year-End December 31, 2011	42

Pension Benefits at Fiscal Year-End December 31, 2011	43

Nonqualified Deferred Compensation at Fiscal Year-End December 31, 2011	44

Potential Payments on Termination or Change in Control	45

Other Compensation Arrangements	48

Director Compensation for 2011	49

Equity Compensation Plan Information	51

Security Ownership of Management and Certain Beneficial Owners	52

Proposal Two: Non-binding Advisory Vote on Executive Compensation	54

Proposal Three: Ratification of the Appointment of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for the Current Fiscal Year Ending December 31, 2012	55

Other Information	56

Section 16(a) Beneficial Ownership Reporting Compliance	56

Limitations on Soliciting Material, Liabilities and Incorporation by Reference	56

Forward Looking Statements	56

Annual Report on Form 10-K	56

Proxy Solicitation	57

Auditor Attendance at 2012 Annual Meeting	57

Pre-Approval Policies and Procedures	57

Independent Registered Public Accounting Firm’s Fees	57

When are Stockholder Proposals for the 2013 Annual Meeting Due?	58

Stockholders Sharing an Address	59

ABOUT THE MEETING

This proxy statement and the accompanying proxy relate to the 2012 annual meeting of stockholders, or the Annual Meeting, of GrafTech International Ltd., a Delaware corporation, which is referred to as GrafTech or the Company. Our Board of Directors, or the Board, is soliciting proxies from our stockholders in order to provide every stockholder an opportunity to vote on all matters submitted to a vote of stockholders at the Annual Meeting, whether or not he or she attends in person. The proxy authorizes a person other than a stockholder, called the proxyholder, who will be present at the Annual Meeting to cast the votes that the stockholder would be entitled to cast at the meeting if the stockholder were present. It is expected that this proxy statement and the accompanying proxy will be first mailed or delivered to our stockholders beginning on or about April 2, 2012. When used in this proxy statement, “we”, “us” or “our” refers to GrafTech and its subsidiaries collectively or, if the context so requires, individually.

Purpose of Annual Meeting

The purpose of the Annual Meeting is for stockholders to act on the matters to be submitted to a vote of stockholders at the meeting, which are: (1) election of the following eight directors, each to serve until the next annual meeting of stockholders and until a successor has been duly elected and qualified: Randy W. Carson, Mary B. Cranston, Harold E. Layman, Ferrell P. McClean, Nathan Milikowsky, Michael C. Nahl, Steven R. Shawley and Craig S. Shular; (2) approval, by a non-binding advisory vote, of our executive compensation; (3) ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year ending December 31, 2012; and (4) the transaction of such other business as may properly come before the meeting.

If any of the nominees nominated by the Board are not available for election at the time of the meeting, discretionary authority will be exercised by the proxyholders designated in the accompanying proxy to vote for substitutes designated by our Board unless the Board chooses to reduce the number of directors.

Who May Vote

Only stockholders of record as of the close of business on March 22, 2012 are entitled to notice of the meeting and to vote on each proposal submitted to a vote of stockholders at the meeting. A list of stockholders entitled to vote at the meeting will be available for examination by stockholders at the Annual Meeting and during the ten days prior to the Annual Meeting, during ordinary business hours at our corporate headquarters at 12900 Snow Road, Parma, Ohio 44130. Each share of our common stock, par value $.01 per share, is entitled to one vote. At March 22, 2012, there were 144,356,708 shares of our common stock issued and outstanding.

If you participate in the GrafTech International Savings Plan, referred to as the Savings Plan, your proxy will represent both the number of shares registered in your name and the number of shares (including Company matching contributions made in shares) allocated to your account in the Savings Plan as of March 22, 2012. All of these shares will be voted by the trustee for the Savings Plan in accordance with your directions on the proxy submitted by you.

IMPORTANT VOTING INFORMATION

Voting Mechanics

The presence, in person or represented by proxy, at the Annual Meeting of a majority of the outstanding shares of common stock will constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes will be included in determining the presence of a quorum at the Annual Meeting. Only those votes cast for the election of directors are used in determining the results of a vote on the election of directors. Only those votes cast for or against any other proposal are used in determining the results of a vote on each such proposal. Broker non-votes occur when a person holding shares in street name (meaning in a brokerage account or in the name of a bank or other nominee) does not provide instructions as to how to vote their shares and the broker is not permitted to exercise voting discretion. With respect to the approval of any particular proposal (other than the election of directors), however, since they are not affirmative votes for the proposal they have the same effect as votes against the proposal.

How to Vote

There are several different ways you may cast your vote. You may vote by:

•	Telephone, by calling the toll-free number on the proxy or vote instruction card;

•	Internet, by logging onto the website on the proxy or vote instruction card and then following the instructions as they appear on your computer screen;

•	Marking, signing, dating and mailing the accompanying proxy or vote instruction card and returning it in the envelope provided; or

•

Attending and voting at the meeting after you have indicated your intention to attend the Annual Meeting on the accompanying proxy or vote instruction card. If you marked your proxy or vote instruction card that you will attend the Annual Meeting and obtained authorization from your bank, broker or nominee pursuant to instructions on your vote instruction card. You may also be represented by another person at the Annual Meeting by executing a proper proxy designating that person. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or other holder of record and present it to the inspectors of election with your ballot to be able to vote at the Annual Meeting.

Internet and telephone voting.

The availability of telephone and Internet voting for beneficial owners will depend on the voting processes of your broker, bank or other holder of record. Therefore, we recommend that you follow the voting instructions in the materials you receive. The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. Stockholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies that must be borne by the stockholder. Votes submitted electronically via the Internet or telephone must be received by 11:59 p.m., eastern daylight savings time, on May 14, 2012.

Votes Required for Each Proposal

Proposal	Vote Required	Broker Discretionary Voting Allowed
Proposal 1 – Election of eight directors	Plurality of votes cast	No*

Proposal 2 – Non-binding advisory vote on executive compensation	Majority of issued and outstanding shares of common stock	No*

Proposal 3 – Ratification of auditors for fiscal year 2012	Majority of issued and outstanding shares of common stock	Yes

*	It is particularly important that you vote on these Proposals. Your broker cannot vote on these items for you.

How Proxyholders Will Vote Shares

When you submit a proxy, regardless of the method by which given, the proxyholders will vote your shares as instructed on the proxy with respect to the matters specified on the proxy. If you are a record holder of shares and you submit a proxy but do not mark your votes, your shares will be voted FOR the election of all eight of the named nominees for Director, FOR Proposal Two, and FOR Proposal Three.

If you hold your shares in street name, your broker is not permitted to vote on your behalf on the election of directors or the non-binding advisory vote proposal and you must provide specific instructions by completing and returning the vote instruction card or vote your shares via telephone or the Internet following the instructions provided to you. If you do not instruct your broker how to vote, your broker may exercise its discretion to vote your shares for ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current year ending December 31, 2012.

In addition, if other matters are submitted to a vote of stockholders at the meeting, your proxy on the accompanying form gives the proxyholders the discretionary authority to vote your shares in accordance with their best judgment on that matter. Unless you specify otherwise, it is expected that your shares will be voted on those matters as recommended by our Board.

How To Revoke a Proxy

If you hold your shares registered in your name, you may revoke your proxy by submitting a revised one at any time before the vote to which the proxy relates. You may also revoke it by submitting a ballot at the meeting.

If your shares are held in street name, there are special procedures that you must follow in connection with revoking a proxy submitted via the Internet or telephone or by marking, signing and returning the vote instruction card.

•

Revoking your vote and submitting a new vote before the deadline of 11:59, eastern daylight savings time, on May 14, 2012. If you submit a proxy via the Internet, by telephone or by marking, signing and returning the vote instruction card, you may revoke your proxy at any time and by any method before the deadline.

•

Revoking your vote and submitting a new vote after the deadline of 11:59, eastern daylight savings time, on May 14, 2012. If you submit a proxy via the Internet, by telephone or by marking, signing and returning the vote instruction card and wish to revoke it and submit a new proxy after the deadline has passed, you must contact your broker, bank or other nominee and follow the requirements set by your broker, bank or other nominee. We cannot assure you that you will be able to revoke your proxy and vote your shares by any of the methods described above.

•

Revoking your vote and submitting a new vote by ballot at the meeting. If you submit a proxy via the Internet, by telephone or by marking, signing and returning the vote instruction card and wish to revoke it and vote at the meeting, you must contact your broker, bank or other nominee and follow the requirements set by your broker, bank or other nominee. We cannot assure you that you will be able to revoke your proxy or attend and vote at the meeting.

More Information Is Available

If you have any questions about the proxy voting process in general, please contact the broker, bank or other financial institution where you hold your shares. The Securities and Exchange Commission, or SEC, also has a website (www.sec.gov/spotlight/proxymatters.shtml) with more information about your rights as a stockholder. Additionally, you may contact our Investor Relations Department at GrafTech International Ltd., 12900 Snow Road, Parma, Ohio 44130, or call us at 216-676-2000.

PROPOSAL ONE:

ELECTION OF THE FOLLOWING EIGHT DIRECTORS, EACH TO SERVE UNTIL THE NEXT ANNUAL MEETING OF STOCKHOLDERS AND UNTIL A SUCCESSOR HAS BEEN DULY ELECTED AND QUALIFIED: RANDY W. CARSON, MARY B. CRANSTON, HAROLD E. LAYMAN, FERRELL P. MCCLEAN, NATHAN MILIKOWSKY, MICHAEL C. NAHL, STEVEN R. SHAWLEY AND CRAIG S. SHULAR

Nominees for the Board of Directors

The eight nominees described in more detail below were unanimously nominated by our Board in accordance with recommendations by the Nominating and Governance Committee, which we refer to as the Nominating Committee. Each nominee has consented to being named as a nominee for election as a director and agreed to serve if elected. Each nominee who is elected will serve as a director until his or her successor is elected at our next annual meeting of stockholders or until his or her earlier removal or resignation. Except as otherwise described below, if any of the nominees is not available for election at the time of the meeting, discretionary authority will be exercised to vote for substitutes designated by our Board unless the Board chooses to reduce the number of directors. Management is not aware of any circumstances that would render any nominee unavailable.

Director Qualifications

In considering whether to recommend any candidate for inclusion in our Board’s slate of recommended director nominees, including candidates recommended by our stockholders, the Nominating Committee applies the criteria set forth in GrafTech’s Corporate Governance Guidelines, which we refer to as our Governance Guidelines. These criteria include the candidate’s integrity, business acumen, age, independence, experience, commitment, diligence, conflicts of interest and the ability to act in the interests of all of our stockholders. The Nominating Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. We believe that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow our Board to fulfill its responsibilities. The Nominating Committee believes that our Board, as a whole, should possess the following core competencies:

•	Strategy/vision: ability to provide strategic insight and direction by encouraging innovation, conceptualizing key trends, and evaluating strategic decisions;

•	Leadership: ability to attract, motivate and energize a high-performance leadership team;

•	International Markets: ability to appreciate the importance of global business trends;

•	Industry Knowledge: ability to assess opportunities and threats unique to our industry;

•	Crisis Response: ability and time to perform during periods of both short-term and prolonged crisis;

•	Management: ability to apply general management best practices in a complex, rapidly evolving business environment;

•	Business Judgment: ability to assess business risk and stockholder value creation strategies; and

•	Accounting, Finance and Disclosure: ability to protect and inform security holders through liquidity and capital resource management and internal financial and disclosure controls.

The Nominating Committee also believes that each director should possess the following skills and characteristics:

•	High personal standards of integrity and honesty, and a desire to make full disclosure of all present and future conflicts of interest;

•	Literacy in financial and business matters;

•	Ability to be an effective team member;

•	Commitment to active involvement and an ability to give priority to GrafTech;

•	No affiliations with competitors;

•	Achievement of high levels of accountability and success in his or her given fields;

•	No unreasonable geographic travel restrictions;

•

Ability and willingness to learn our business or, ideally, experience in our business or in professional fields (i.e., finance, accounting, law or banking) or in other industries or as a manager of international businesses so as to have the ability to bring new insight, experience or contacts and resources to GrafTech;

•	Willingness to make a personal substantive investment in GrafTech;

•	No direct affiliations with major suppliers or vendors; and

•	Previous public company board experience together with good references.

Diversity

Our Governance Guidelines specify that the Nominating Committee should consider the value of diversity on the Board in the director identification and nomination process. The Nominating Committee seeks nominees with a broad diversity of experience, strategic and operational views and philosophies. The Nominating Committee’s evaluation of director nominees also includes consideration of their ability to contribute to the diversity of age, backgrounds, geographic regions, and experience represented on our Board. Nominees are not discriminated against on the basis of race, color, religion, sex, ancestry, national origin, sexual orientation, disability or any other basis proscribed by law. Under our Governance Guidelines, a director will not be nominated for election or re-election if he or she would be age 74 or older at the time of election, unless special circumstances so warrant.

Background Information with Respect to Nominees

The following paragraphs provide information about each director nominee. We believe that all of our director nominees have a reputation for integrity, honesty and adherence to high ethical standards and that each has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to GrafTech and our Board. In their individual biographies below, we provide the following information for each director nominee:

•	Name;

•	Age as of March 1, 2012;

•	Principal occupations for at least the past five years;

•	The names of any other public companies where the nominee or director currently serves as a director or has served during the past five years; and

•	The particular experience, qualifications, attributes or skills that led the Board to conclude that the person should serve as a director.

RANDY W. CARSON Director since 2009

Age 61

From 2000 to February 2009, Mr. Carson served as Chief Executive Officer—Electrical Group of Eaton Corporation, a diversified power management company with 2008 sales of $15.4 billion. Eaton’s Electrical Group is a global technology leader in electrical components and systems for power quality, distribution and control with 2008 revenues of approximately $6.9 billion. Mr. Carson retired from Eaton in May 2009 following 10 years with the company. Prior to Eaton Corporation, Mr. Carson held several executive positions with Rockwell International. He was also Chairman of the National Electrical Manufacturers Association. Mr. Carson is currently a director of Fairchild Semiconductor International, Inc. and Nordson Corporation. Our Board believes that Mr. Carson’s deep operational experience in global industrial businesses enables him to provide unique common sense insight to our Board with respect to meeting marketplace challenges, implementing LEAN and other internal initiatives, integrating business units and anticipating and planning for commercial risk and uncertainties. As a result of his experience together with his strategic vision, leadership, and understanding of financial accounting, finance and disclosure matters, our Board believes he is well qualified to continue serving as a member of our Board.

MARY B. CRANSTON Director since 2000

Age 64

Ms. Cranston is a Retired Senior Partner of Pillsbury Winthrop Shaw Pittman LLP, or Pillsbury, an international law firm. Ms. Cranston was the Chair and Chief Executive Officer of Pillsbury from January 1999 until April 2006, and continued to serve as Chair of Pillsbury until December 2006. Ms. Cranston practiced complex litigation, including antitrust, telecommunications and securities litigation, with Pillsbury beginning in 1975. She is currently a director of Visa, Inc., and serves on the audit committee of its board of directors, Juniper Networks Inc., International Rectifier Corporation, Exponent, Inc., the San Francisco Ballet, the Lucile Packard Children’s Hospital and the Commonwealth Club of California. Ms. Cranston joined our Board in 2000 to assist the Board with, among other things, exercising strong compliance and other oversight. She has brought unique guidance to bear, not only in that regard, but also in regard to crisis management, effective leadership through a judicious combination of consensus, process and internal controls, and keen insight into evaluating strategic decisions. Our Board believes that Ms. Cranston’s board service, legal expertise in antitrust, securities and other matters and business management experience, as well as her demonstrated successful performance as a GrafTech director, well qualify her to continue serving as a member of our Board.

HAROLD E. LAYMAN Director since 2003

Age 65

From 2001 until his retirement in 2002, Mr. Layman was President and Chief Executive Officer of Blount International, Inc, a manufacturer of outdoor products, industrial and power equipment, and lawnmowers. Prior thereto, Mr. Layman served in other capacities with Blount International, including President and Chief Operating Officer from 1999 to 2001, Executive Vice President and Chief Financial Officer from 1997 to 2000, and Senior Vice President and Chief Financial Officer from 1993 to 1997. From 1981 through 1992, he held various financial management positions with VME Group/Volvo AB. From 1970 to 1980, Mr. Layman held various operations and financial management positions with Ford Motor Company. He is currently a director of Blount International Inc. and Infinity Property and Casualty Corporation. Our Board believes that Mr. Layman’s experience as the Chief Executive Officer of a large industrial enterprise enables him to provide practical expertise on the unique leadership challenges inherent in that position. These challenges arise in areas ranging from strategic vision and opportunity and risk assessment to operational, financial and legal processes and issues, and Mr. Layman has wide experience in all of these areas. Together with his board service, our Board believes these factors make him well-qualified to continue serving as a member of our Board.

FERRELL P. McCLEAN Director since 2002

Age 65

Ms. McClean was a Managing Director and the Senior Advisor to the head of the Global Oil & Gas Group in Investment Banking at J.P. Morgan Chase & Co. from 2000 through the end of 2001. She joined J.P. Morgan & Co. Incorporated in 1969 and founded the Leveraged Buyout and Restructuring Group within the Mergers & Acquisitions Group in 1986. From 1991 until 2000, Ms. McClean was a Managing Director and co-headed the Global Energy Group within the Investment Banking Group at J.P. Morgan & Co. Ms. McClean is currently a director of El Paso Corporation. She retired as a director of Unocal Corporation in 2005. Our Board believes that Ms. McClean’s deep experience in investment banking for international industrial companies has enabled, and will continue to enable, her to provide essential guidance to the Board and our management team on the critical areas of capital formation and resources, liquidity management and investor relations. Our Board believes that Ms. McClean’s insight and her board service, including global exposure and vision, international markets experience and understanding of financial accounting, finance and disclosure matters, well qualify her to continue serving as a member of our Board.

NATHAN MILIKOWSKY Director since December 2010

Age 70

Mr. Milikowsky was the President of Seadrift Coke L.P., (“Seadrift”), one of the world’s largest manufacturers of needle coke, from 2005, and also served as Chief Executive Officer of C/G Electrodes, LLC (“C/G”), a graphite electrode manufacturer, from 2003 to 2006 and as its Chairman from 2003, until their acquisition by GrafTech on November 30, 2010. Mr. Milikowsky is a graduate of Yale University and was a John Norton Pomeroy Scholar at New York University School of Law. Our Board believes Mr. Milikowsky’s extensive background successfully leading the growth of several manufacturing companies, depth of management experience in both the graphite electrode and needle coke industries and unique understanding of the operations, products and personnel at Seadrift and C/G make him well qualified to continue serving as a member of our Board.

MICHAEL C. NAHL Director since 1999

Age 69

Mr. Nahl was Executive Vice President and Chief Financial Officer of Albany International Corp., a manufacturer of paper machine clothing, which are the belts of fabric that carry paper stock through the paper production process, and of composite parts for the aerospace industry, from April 2005 until his retirement in September 2009. Mr. Nahl joined Albany International Corp. in 1981 as Group Vice President, Corporate, and became Senior Vice President and Chief Financial Officer in 1983. Mr. Nahl is currently a director and audit committee member of Lindsay Corporation and of Trans World Entertainment Corporation, and was also a member of JPMorgan Chase and Company’s Regional Advisory Board from 1996 through 2010. He is Managing Director of MCN Asset Management LLC and of Utility Transport LLC. With experience as a Chief Financial Officer for a large, public industrial company, Mr. Nahl has long brought, and continues to bring, broad and thorough knowledge on accounting, disclosure, risk management, auditing and finance matters, as well as operational and strategic experience, to share with our Board. His guidance in these complex and rapidly evolving areas has been invaluable to our Board. Our Board believes that Mr. Nahl’s demonstrated success as a GrafTech director, together with his experience, well qualify him to continue serving as a member of our Board.

STEVEN R. SHAWLEY Director since 2010

Age 59

Mr. Shawley is currently Senior Vice President and Chief Financial Officer of Ingersoll Rand plc, a global diversified industrial firm providing products, services and solutions to enhance the quality and comfort of air in homes and buildings, transport and protect food and perishables, secure homes and commercial properties, and enhance industrial productivity and efficiency. Mr. Shawley was named Chief Financial Officer of Ingersoll Rand in June 2008. Previously, he was Senior Vice President and President of the Climate Control Technologies Sector (2005 – 2008). Mr. Shawley joined Ingersoll Rand in 1997 through the acquisition of Thermo King, a business of Westinghouse Electric Corporation, where he was Vice President and Controller. In August of 2002, Mr. Shawley was named President of Thermo King North America. and became President, Climate Control Americas (2003-2005).

Mr. Shawley has an exceptional depth and breadth of operational and financial experience related to global diversified industrial products. He has had responsibility for all finance, information technology and treasury activities and served in numerous key financial positions with Westinghouse in a career that spanned over 20 years, including for major divisions and plants with broad financial and commercial responsibilities for operations throughout Europe, Asia and Latin America, as well as North America.

Mr. Shawley’s education included a bachelor of science degree from the University of Virginia and a master’s degree in business administration from the University of Pittsburgh.

Our Board believes Mr. Shawley’s background and experience make him well qualified to serve on our Board.

CRAIG S. SHULAR Director since 2003 and Chairman of the Board since February 2007

Age 59

Mr. Shular was elected Chairman of the Board in February 2007. He became Chief Executive Officer and a director of GrafTech in January 2003 and has served as President since May 2002. Mr. Shular also served as the interim Chief Financial Officer from December 2005 until May 2006 and again from April through July 2011.

From 1976 through 1998, Mr. Shular held various financial, production, sales and senior business management positions at Union Carbide Corporation. He entered Union Carbide’s Management Development Program with its Carbon Products Division (GrafTech’s predecessor) after which Mr. Shular moved to Union Carbide’s Corporate Group and held several senior positions in the areas of business management, sales and marketing, operations, government relations, corporate internal audits, international finance, and accounting, serving assignments in Hong Kong, Indonesia, Singapore, Europe and the United States.

Mr. Shular joined GrafTech as its Vice President and Chief Financial Officer in January 1999, and assumed the additional duties of Executive Vice President, Electrode Sales and Marketing in February 2000 until August 2001. From August 2001 to May 2002, he served as Executive Vice President of GrafTech’s largest business—Graphite Electrodes. From May 2002 through December 2002, Mr. Shular served as Chief Operating Officer.

Mr. Shular is a Certified Public Accountant, graduating from The State University of New York at Buffalo in 1974 with a Bachelor of Science degree in Business/Marketing, cum laude, and received a degree of Master of Business Administration with honors (concentration in Finance/Accounting) from the same institution in 1976.

Mr. Shular is a director of Materion Corporation, a NYSE listed company and international producer and supplier of high-performance engineered materials, and serves on the Board of Directors of Junior Achievement of Greater Cleveland.

Mr. Shular joined our company as Chief Financial Officer at a time when the Company was in the midst of an extraordinary financial, legal and operational crisis. Drawing on his deep and broad global experience, he has since then been a driving force in growing our sales, organically and through acquisitions, optimizing our capital structure, reducing our debt, and generating stockholder value. His experience encompasses business management, sales and marketing, operations, government relations, internal audit, international finance and accounting, treasury, investor relations, mergers and acquisitions, insurance, cash management, foreign exchange risk management, pension fund administration and banking relations. Together with his Board service experience, our Board believes he is well qualified to continue serving as a member of our Board.

Information about the number of shares of common stock beneficially owned by each director appears below in this Proxy Statement under the caption “Security Ownership of Management and Certain Beneficial Owners.” For more information, see the section below entitled “Related Person Transactions.” There are no family relationships among any of the directors and executive officers of GrafTech.

In connection with the acquisitions of Seadrift and C/G in November 2010, we entered into a Registration Rights and Stockholders’ Agreement with certain of the former equity holders of Seadrift and C/G who received shares of Common Stock as part of the consideration for their equity interests in Seadrift and C/G. Pursuant to that agreement, Mr. Milikowsky, certain of his relatives and related entities have the right, subject to a number of conditions, to designate one person to be nominated to our Board. Mr. Milikowsky has been nominated for election to the Board pursuant to the terms of that agreement.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF THE FOLLOWING EIGHT DIRECTORS, EACH TO SERVE UNTIL THE NEXT ANNUAL MEETING OF STOCKHOLDERS AND UNTIL A SUCCESSOR HAS BEEN DULY ELECTED AND QUALIFIED: RANDY W. CARSON, MARY B. CRANSTON, HAROLD E. LAYMAN, FERRELL P. MCCLEAN, NATHAN MILIKOWSKY, MICHAEL C. NAHL, STEVEN R. SHAWLEY AND CRAIG S. SHULAR.

THE BOARD OF DIRECTORS

Structure of the Board

Under the Amended and Restated By-Laws, which we refer to as our by-laws, our Board fixes the number of directors. Our Board currently consists of eight members, each of whom the Board has determined to be an independent director (within the meaning of the listing standards of the NYSE), except for Mr. Shular, who is a GrafTech employee.

The Board has determined that, to be considered independent, an outside director may not have a material relationship with GrafTech (directly or as a partner, stockholder or officer of an organization that has a relationship with GrafTech). In determining whether a material relationship exists, the Board considers, among other things, whether a director or a member of his or her immediate family during the past three years was a former employee, received more than $120,000 in direct compensation in any 12-month period from GrafTech (other than director fees and pension or other deferred compensation for prior service), has been affiliated with or employed by a present or former auditor of GrafTech, or is or has been part of an interlocking directorate. The Board consults with GrafTech’s counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent director,” including, but not limited to, those set forth in the listing standards of the NYSE. The Board selects the Chairman following each annual meeting of stockholders. It is expected that Mr. Shular will be selected to continue as Chairman after the 2012 Annual Meeting.

GrafTech’s Board has established three standing committees, the Audit and Finance Committee, the Nominating Committee, and the Organization, Compensation and Pension Committee (which we refer to as the Compensation Committee), and periodically establishes other committees, in each case so that certain important matters can be addressed in greater depth than may be possible in a meeting of the entire Board. Under the Board and committee charters described below, members of the three standing committees must be independent directors within the meaning of the listing standards of the NYSE. Further, members of the Audit and Finance Committee must be independent directors within the meaning of the Sarbanes-Oxley Act of 2002, must satisfy the expertise requirements of the listing standards of the NYSE, as required by the committee’s charter, and must include an audit committee financial expert within the meaning of the SEC rules. Our Board has determined that the three standing committees currently consist of members who satisfy such requirements.

Board Leadership Structure

Our Chief Executive Officer also serves as the Chairman of the Board. Ms. Cranston is our independent presiding director with broad authority and responsibility. Her responsibilities include presiding at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors, serving as a liaison between the Chairman and the independent directors, reviewing information sent to the Board, consulting on Board meeting agendas and schedules, recommending meetings of the independent directors, and serving as liaison for communications with stockholders and other interested parties (including those who are not stockholders or employees).

In addition, all of our directors, except Mr. Shular, are independent and all of our Board committees are comprised of independent directors. We also establish and maintain Governance Guidelines.

We believe our structure is appropriate and effective for GrafTech. It allows the Chairman/Chief Executive Officer to have direct interface with the Board to focus the independent directors’ attention on the issues of greatest importance and enhances accountability while achieving effective oversight through an independent presiding director and corporate governance initiatives.

The Board’s Role in Risk Oversight

Our Board and its committees are actively involved in overseeing the assessment and management of risk for GrafTech. The Board receives reports from each committee chair regarding the committee’s considerations and actions. The risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal and regulatory, and strategic and reputational risks, and on the Company’s processes regarding enterprise risk management.

Our Governance Guidelines and Nominating Committee charter provide, among other things, that:

•	The Board as a whole should possess as one of its competencies the ability to assess business risk; and

•

The Board conducts annual extended retreats with executive officers at which there are full reviews of financial statements and financial disclosures, long-term strategies, plans and risks, and current developments in corporate governance.

Under principles articulated by the NYSE, it is the job of the Chief Executive Officer and senior management to assess and manage our Company’s exposure to risk, and our Audit and Finance Committee must discuss guidelines and policies to govern the process by which this is handled. The duties of our Audit and Finance Committee include, with respect to financial affairs, the identification, assessment and management of financial risks and uncertainties, such as:

•

Reviewing with management and the independent registered public accounting firm our financial reporting risk assessment and management policies and practices, including related corporate approval requirements and internal auditing systems, and initiatives to minimize related risks;

•	Discussing guidelines and policies to govern the process by which risk assessment and management is undertaken;

•	Reviewing with management compliance with covenants under debt securities and credit facilities;

•	Reviewing contingencies that could reasonably be expected to have significant impact on financial performance or condition; and

•	Reviewing with the General Counsel all legal matters that may have a significant impact on financial condition or performance.

We maintain an internal audit function, which reports directly to the Audit and Finance Committee, to provide management and the Audit and Finance Committee with ongoing assessments of our risk management processes and system of internal control.

In addition, the Audit and Finance Committee Charter provides that, notwithstanding anything contained in the charter to the contrary, the duties and responsibilities of the Audit and Finance Committee and each of its members is one of oversight and neither the Committee nor any of its members has any duty or responsibility to, among other things, guarantee or provide other assurances that there are no financial risks or uncertainties or that such risks or uncertainties have been reduced or eliminated.

Meetings of the Board

Each director is expected to attend our Board meetings and the meetings of those committees of our Board of which he or she is a member, and to spend the time necessary to properly discharge his or her respective duties and responsibilities. During 2011, our Board met eight times and each director who was then serving attended at least 75% of the total number of meetings of our Board and the committees of which he or she was a member. Directors are encouraged, but not required, to attend our annual meetings of stockholders. All individuals who were then directors, except for one director who could not attend due to unforeseen circumstances, attended the 2011 annual meeting of stockholders.

Committees of the Board

A description of the functions of each standing committee is set forth below. A list of the members of each standing committee at March 22, 2012 and the number of meetings held in 2011 by each standing committee is also set forth below. All committees have the authority to retain and pay advisors and conduct investigations without further approval of our Board or management. All such advisors shall report and be responsible directly to the committee which retains them, including the independent registered public accounting firm, which is required to be retained by the Audit and Finance Committee.

Board and Committee Charters

Our Board adopted Governance Guidelines and a written charter for each committee that, at a minimum, are intended to satisfy the requirements of the listing standards of the NYSE. These guidelines cover such matters as purpose and powers, composition, meetings, procedures, required responsibilities and discretionary activities, which our Board or the appropriate committee should periodically consider undertaking. Each committee is authorized to exercise all power of our Board with respect to matters within the scope of its charter.

Our Governance Guidelines and each of the committee charters are available on our website at http://www.graftech.com/CORPORATE-INFO/Corporate-Governance.aspx. The information contained on our website is not part of this proxy statement.

Our Governance Guidelines and committee charters are not intended to, and do not, expand or increase the duties, liabilities or responsibilities of any director under any circumstance beyond those that a director would otherwise have under applicable laws, rules and regulations in the absence of such Governance Guidelines or charters.

Corporate Governance

The Governance Guidelines provide, among other things, that:

•	a majority of the directors shall be independent within the meaning of the listing standards of the NYSE;

•

if a member of the Audit and Finance Committee simultaneously serves on an audit committee of more than three public companies, our Board must determine that such simultaneous service would not impair the ability of such member to effectively serve on the Audit and Finance Committee;

•	no director will be nominated for election or re-election if he or she would be age 74 or older at the time of election, unless special circumstances so warrant;

•	our Board shall meet in regular sessions at least six times annually (including telephonic meetings and the annual retreat described below);

•

our Board shall have an annual extended retreat with executive officers at which there will be a full review of financial statements and financial disclosures, long-term strategies, plans and risks, and current developments in corporate governance; and

•	non-management directors will meet in executive session at least once annually.

Mr. Shular is the only member of management who serves as a GrafTech director. All of our non-management directors are independent under applicable NYSE guidelines. Our independent directors meet in executive session in connection with our regular Board meetings.

Communications with Non-Management Directors

Our Governance Guidelines require the Board, in consultation with the General Counsel, to establish a means for stockholders and employees to communicate with non-management directors and to disclose the name of the presiding director, who will ultimately receive such communication, and the means for such communication in the annual proxy statement. A majority of the non-management directors choose the director who presides at the meetings of non-management directors. Mary B. Cranston is currently serving as such presiding director.

Stockholders, employees and other interested parties (including those who are not stockholders or employees) may make any such communications to the presiding director and should direct them to M. Ridgway Barker, Kelley Drye & Warren LLP, 400 Atlantic Street, 13th Floor, Stamford, Connecticut 06901, (203) 324-1400 (phone), (203) 327-2669 (fax), and mrbarker@kelleydrye.com. Mr. Barker will forward all such communications to the presiding director if they relate to substantive matters and include suggestions or comments that he considers important for the presiding director to know. Generally, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs or personal grievances or communications which are repetitive or duplicative.

Code of Conduct and Ethics

We have had for many years a Code of Conduct and Ethics. The Code of Conduct and Ethics applies to all employees, including senior executives and financial officers, as well as to all directors. It is intended, at a minimum, to comply with the listing standards of the NYSE, as well as the Sarbanes-Oxley Act of 2002 and the SEC rules adopted thereunder. A copy of our Code of Conduct and Ethics is available on our website at http://www.graftech.com/CORPORATE-INFO/Corporate-Governance.aspx. Only GrafTech’s Board or the Audit and Finance Committee may waive the provisions of our Code of Conduct and Ethics with respect to executive officers and directors. Any such waivers will be posted on our website.

Related Person Transactions

Our Board recognizes that transactions in which we participate and in which a related person (executive officer, director, director nominee, five percent or greater stockholder, or an immediate family member of one of the foregoing) has a direct or indirect material interest, can present potential or actual conflicts of interest and create the appearance that Company decisions are based on considerations other than the best interests of GrafTech and its stockholders. Accordingly, as a general matter, it is our preference to avoid related person transactions. Nevertheless, we recognize that there are situations where related person transactions may be in, or may not be inconsistent with, the best interests of GrafTech and its stockholders.

Under its charter, our Audit and Finance Committee reviews, evaluates and, as appropriate, approves all transactions with affiliates (other than majority owned subsidiaries), related parties, directors and executive officers (other than with respect to compensation of directors or executive officers, which are addressed by the Compensation Committee).

Our Board has adopted a Statement of Policy with respect to Related Person Transactions that is administered by the Audit and Finance Committee. The Policy requires approval or ratification by the Audit and Finance Committee of any transaction involving the Company and any related person, other than a transaction between the Company and a related person:

•	available to all employees generally, including compensation and other related benefits resulting from employment with the Company;

•	involving less than $5,000 when aggregated annually with all similar transactions;

•	where the rates or charges involved are determined by competitive bids; or

•	otherwise excluded under Item 404 of Regulation S-K under the Exchange Act.

At least annually, the Audit and Finance Committee will approve or disapprove related person transactions. The Statement of Policy provides that the factors to be considered by the committee in approving or disapproving such transactions may include: (i) whether the terms or conditions of the transaction are generally available to third-parties under similar terms or conditions; (ii) level of interest or benefit to the related person; (iii) availability of alternative suppliers or customers; (iv) whether the transaction would impair a director’s independence or limit a director’s ability to serve on any committee of the Board; and (v) anticipated benefit to the Company.

If advance approval of a transaction is not feasible, the transaction will be considered for ratification by the Audit and Finance Committee. If a transaction relates to a member of the Audit and Finance Committee, that member will not participate in the Audit and Finance Committee’s deliberations. In addition, the Audit and Finance Committee Chair (provided he or she is not recused) may pre-approve or ratify any related person transactions involving up to $100,000.

We also require each executive officer and director to annually provide us with written disclosure of any transaction to which we are a party and in which the officer or director or any of their immediate family members has a direct or indirect material interest. Our Audit and Finance Committee reviews our disclosure of related party transactions on an as needed basis and on an annual basis in connection with the preparation of our annual report and proxy statement.

Mr. Milikowsky, certain members of his immediate family and certain entities in which he and members of his immediate family have interests, were substantial equity owners of Seadrift and C/G prior to the acquisitions of those entities by the Company. In connection with those acquisitions, Mr. Milikowsky, his immediate family members and those entities received a portion of the aggregate consideration paid to the equity holders of Seadrift and C/G pursuant to the Seadrift Merger Agreement and the C/G Merger Agreement, which comprised of shares of the Company’s common stock, cash and non-interest bearing senior subordinated promissory notes due 2015 of the Company (the “Senior Notes”). Because the Senior Notes are non-interest bearing, they are subject to imputed interest each year, or interest that is considered by the IRS to have been paid for tax purposes pursuant to the Internal Revenue Code of 1986, as amended, and referred to as the Code. The Senior Notes held by Mr. Milikowsy, the members of his immediate family and those entities were subject to approximately $2.1 million of imputed interest in 2011.

Compensation Consultant.

As described in the “Compensation of Executive Officers and Directors—Compensation Discussion and Analysis” section below, our Compensation Committee engaged Mercer (US) Inc., or Mercer, as its compensation consultant. The total amount of fees paid to Mercer for 2011 for executive compensation consulting services to the Compensation Committee was approximately $73,400. Mercer Limited (United Kingdom) provided non-executive compensation related actuarial services to the trustees of a closed UK pension plan and Mercer provided other non-executive compensation services for surveys, retirement plan calculations and actuarial services in Mexico, France and the United States, in the aggregate amount of approximately $213,600. Our management made the decision to engage Mercer for these non-executive compensation related services. Both the executive compensation consulting services amd the non-executive compensation actuarial and administrative services were approved in accordance with the Company’s policy.

COMMITTEES OF THE BOARD

Audit and Finance Committee

The Audit and Finance Committee assists our Board in discharging and performing its duties and responsibilities with respect to the financial affairs of the Company. Without limiting the scope of such activities, the Audit and Finance Committee has responsibility to:

•	select, retain, evaluate and, as appropriate, terminate and replace the independent registered public accounting firm;

•	review and, as appropriate, approve, prior to commencement, all audit and non-audit services to be provided by the independent registered public accounting firm;

•	review regularly with management, the director of internal audit and the independent registered public accounting firm any audit problems or difficulties and management’s responses thereto;

•	resolve or direct the resolution of all material disagreements between management and the independent registered public accounting firm regarding accounting and financial reporting;

•

review with management and the independent registered public accounting firm all reports delivered by the independent registered public accounting firm with respect to critical accounting policies and practices used, alternative treatments of financial information available under generally accepted accounting principles and other written communications between the independent registered public accounting firm and management, together with their ramifications and the preferred treatment by the independent registered public accounting firm;

•	meet at least once annually with management, the director of the internal audit department, the General Counsel and the independent registered public accounting firm in separate sessions;

•

assess the adequacy of codes of conduct, including codes relating to ethics, business integrity, conflicts of interest, confidentiality, public disclosure and insider trading and, as appropriate, adopt changes thereto, and otherwise discharge its responsibilities with respect to the adoption, improvement and implementation of the code of conduct;

•	direct the establishment of procedures for the receipt and retention of, and the response to, complaints received regarding accounting, internal control or auditing matters; and

•	direct the establishment of procedures for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

No member of the Audit and Finance Committee serves as a member of an audit or similar committee of more than three public companies. The Audit and Finance Committee’s Report is set forth below.

Organization, Compensation and Pension Committee

The Compensation Committee assists our Board in discharging and performing its duties and responsibilities with respect to management compensation and succession planning, employee benefits and director compensation. To the extent that the Compensation Committee deems appropriate or desirable, it may appoint one or more subcommittees and delegate to such subcommittee the authority to make (including determining the terms and conditions of) grants or awards under, and to otherwise administer, bonus and incentive compensation plans and programs.

Without limiting the scope of such activities, the Compensation Committee shall:

•

annually determine the compensation of the Chief Executive Officer and the corresponding goals and objectives and evaluate the performance of the Chief Executive Officer in light of such goals and objectives;

•	review and evaluate compensation (including incentive compensation) for senior management and determine compensation for directors;

•	assess organizational systems and plans, including those relating to management development and succession planning, including contingency planning for unanticipated sudden developments;

•	administer stock-based compensation plans;

•	assess whether compensation programs present unreasonable risks; and

•	review the Compensation Discussion and Analysis for inclusion in our proxy statement.

For a further discussion of the processes and procedures involved, please see “Compensation of Executive Officers and Directors—Compensation Discussion and Analysis.”

Nominating and Governance Committee

The Nominating Committee assists our Board in discharging and performing its duties and responsibilities with respect to nomination of directors, selection of committee members, assessment of performance of our Board and other corporate governance matters. Without limiting the scope of such activities, the Nominating Committee shall:

•	review candidates for nomination for election as directors submitted by directors, officers, employees and stockholders; and

•

review at least annually the current directors of our Board to determine whether such individuals are independent under the listing standards of the NYSE and the SEC rules under the Sarbanes-Oxley Act of 2002.

The Nominating Committee annually assesses the composition of our Board and its standing committees to determine whether they comply with requirements under our Board and committee charters, SEC rules, NYSE listing standards and applicable laws and possess the core competencies, skills and characteristics described above (please see “Director Qualifications”). In addition, the Nominating Committee undertakes succession and other planning as to the future needs of the Company. The Nominating Committee gathers suggestions as to individuals who may be available to meet those future needs from a variety of sources, such as past and present directors, stockholders, colleagues, retained search firms, and other parties with whom we have business dealings, and undertakes a preliminary review of the individuals suggested. The preliminary review may include preliminary searches of public information available about the individuals. At such times as the Nominating Committee determines that a relatively near term need exists and if, following a preliminary review, the Nominating Committee believes that an individual may strengthen the core competencies and possess the skills and characteristics described above, the Nominating Committee will contact the individual to ascertain his or her interest in serving us and obtain further information about and insight as to such individual. In connection therewith, the Nominating Committee typically reviews detailed resumes and reports, contacts references, conducts in-depth interviews and undertakes in-depth searches of public information. Based thereon and on the Nominating Committee’s evaluation of other potential nominees and GrafTech’s needs, the Nominating Committee determines whether to nominate the individual for election as a director.

There are no differences in the manner in which the Nominating Committee evaluates nominees for directors recommended by a stockholder. To submit a nominee for election as a director for consideration by the Nominating Committee, a stockholder must submit a written request to that effect to our Secretary at our corporate headquarters. Any such request will be subject to the requirements described in the Section entitled “Other Information—When Are Stockholder Proposals for the 2013 Annual Meeting Due”.

An additional responsibility of the Nominating Committee is to review and report to the Board on a periodic basis with regards to matters of corporate responsibility, diversity and sustainability performance, including trends and impacts to our business of environmental, social, and governance issues.

Board Committee Membership Roster as of March 22, 2012

Name	Audit and Finance		Organization, Compensation and Pension		Nominating and Governance
Randy W. Carson			x
Mary B. Cranston			x		x	*
Harold E. Layman			x	*	x
Ferrell P. McClean (1)	x				x
Nathan Milikowsky (1)	x
Michael C. Nahl (1)	x	*	x
Steven R. Shawley (1)	x
Number of meetings in 2011	8		5		2

*	Committee Chairperson.

(1)	Ms. McClean and Messrs. Milikowsky, Nahl and Shawley have each been designated by our Board as an “audit committee financial expert” within the meaning of the SEC rules under the Sarbanes-Oxley Act of 2002.

Compensation Committee Interlocks and Insider Participation

None of Randy W. Carson, Mary B. Cranston, Harold E. Layman or Michael C. Nahl, the members of the Compensation Committee, served as an officer or employee of GrafTech or any of its subsidiaries at any time during or prior to 2011. During 2011, no executive officer of GrafTech served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity, an executive officer of which served as a director or member of the Compensation Committee.

AUDIT AND FINANCE COMMITTEE REPORT

The Audit and Finance Committee reviews GrafTech’s financial reporting process on behalf of the Board. Management has the primary responsibility for establishing and maintaining adequate internal financial controls, for preparing the financial statements and for the public reporting process. PricewaterhouseCoopers LLP, or PwC, our Company’s independent registered public accounting firm for 2011, is responsible for expressing opinions on the conformity of the Company’s audited financial statements with generally accepted accounting principles and on the Company’s internal control over financial reporting.

In this context, the Audit and Finance Committee has reviewed and discussed with management and PwC the audited financial statements for the year ended December 31, 2011 and PwC’s evaluation of the Company’s internal control over financial reporting. The Audit and Finance Committee has discussed with PwC the matters that are required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. PwC has provided to the Audit and Finance Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit and Finance Committee concerning independence, and the Audit and Finance Committee has discussed with PwC that firm’s independence. The Audit and Finance Committee has concluded that PwC’s provision of audit and non-audit services to Graftech is compatible with PwC’s independence.

Based on the review and discussions referred to above, the Audit and Finance Committee recommended to our Board of Directors that the audited financial statements for the year ended December 31, 2011 be included in our Annual Report on Form 10-K for 2011 for filing with the SEC. This report is provided by the following independent directors, who comprise the Audit and Finance Committee:

AUDIT AND FINANCE COMMITTEE

Michael C. Nahl, Chairman

Ferrell P. McClean

Nathan Milikowsky

Steven R. Shawley

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Compensation Discussion and Analysis

We have designed a compensation program for the named executive officers of GrafTech that is driven by our strategic goals and the primary principle of pay for performance. This section of the proxy describes the executive compensation program and explains the compensation policies and decisions of the Compensation Committee with respect to our named executive officers. The compensation program for this group primarily consists of a base salary, cash incentive awards and equity awards.

During 2011, the named executive officers were:

•	Craig S. Shular, Chairman, President and Chief Executive Officer;

•	Lindon G. Robertson, Vice President and Chief Financial Officer;

•	Mark R. Widmar, former Vice President and Chief Financial Officer;

•	Petrus J. Barnard, Vice President, President Industrial Materials;

•	Joel L. Hawthorne, Vice President, President Engineered Solutions; and

•	John D. Moran, Vice President, General Counsel and Secretary.

We are reporting information for Mark R. Widmar who served as Vice President and Chief Financial Officer until March 2011, when he left GrafTech to pursue another opportunity. Thereafter, Mr. Shular served as our acting Chief Financial Officer until Mr. Robertson joined GrafTech in July 2011 as Vice President and Chief Financial Officer. Mr. Hawthorne was also elected as Vice President, President Engineered Solutions in March 2011.

Executive Summary

Compensation Framework

We provide an executive compensation program that is focused on promoting performance and maximizing long-term stockholder value. The design and operation of the program reflect the following objectives:

•	Driving long-term financial and operational performance that will deliver value to our stockholders;

•	Attracting and retaining talented executive leadership;

•	Providing competitive pay opportunities relative to the executive’s position in the relevant market and within the Company;

•	Motivating executives to achieve or exceed Company and individual performance goals that are established at a high standard; and

•	Aligning the interests of our executives with those of our stockholders by encouraging equity ownership.

Our executive compensation program emphasizes pay for performance through annual cash incentive and long-term incentive programs, which collectively are the majority of our named executive officers’ targeted annual compensation. The annual incentive plan and a substantial portion of our long-term incentive plan only provide value if specific financial and strategic goals that require diligent management focus and significant effort are achieved . In addition, our executives also receive base salaries set on competitive market data, individual performance and other factors, as well as retirement savings and limited other benefits.

Performance Summary

Over the past decade, we have accomplished a significant transformation. Our management team has responded to challenging economic conditions by focusing on strong performance, debt reduction, financial flexibility, and building a low cost, global business model. From 2002 to 2011, sales increased from $596 million to $1.3 billion propelled by new product development and commercialization as well as our drive to be the low cost producer in our industry. In addition, over the course of that period, our market capitalization grew from $335 million to $2 billion, we received credit rating upgrades from our rating agencies, and we optimized our capital structure. We have had positive operating cash flow for the last seven consecutive years fueling the expansion of our business. Since November 2010, we have completed four acquisitions in both our Industrial Materials and Engineered Solutions business segments, furthering our strategic goals of continued and sustainable growth. In 2011, we completed the refinancing of our principal revolving credit facility. The new five-year $570 million revolving credit facility represents a $310 million increase over the prior facility, extends the maturity date to October 2016 and is rated instrument grade, Baa3, by Moody’s Investors Service. Also in 2011, our Board approved a new share repurchase program for up to ten million shares of common stock.

2011 Compensation Decisions

The following highlight the Compensation Committee’s key compensation decisions for 2011:

•

Determined that, although we achieved significant accomplishments in 2011 including record sales, growth through acquisitions and an optimized capital structure, no annual bonuses were earned with respect to 2011 because performance fell short of the specific, ambitious financial and strategic targets set by management and approved by the Board;

•

Assessed updated benchmarking of the total direct compensation opportunities for our named executive officers against executive officers at our peer group companies, utilizing detailed information and analysis provided by our compensation consultant;

•

Increased certain of our named executive officers’ base salaries and long-term incentive opportunities to align with the median of such opportunities available to executive officers in our peer group companies; and

•	Refined our peer group to reflect growth through acquisitions in order for the peer group median revenue to approximate GrafTech’s revenue; and

•	Adjusted our form change in control agreement prospectively to eliminate the tax gross-up provision in order to align with best practices.

2011 Stockholder Vote on Executive Compensation.

In May 2011, we held our first stockholder advisory vote to approve the compensation paid to our named executive officers in 2010, which resulted in more than 93% of the votes cast approving such compensation. The Compensation Committee considered the results of the advisory vote in reviewing our executive compensation program, noting the high level of shareholder support, and elected to continue the same principles in making its key compensation decisions in 2011. The Compensation Committee will continue to focus on responsible executive compensation practices that attract, motivate and retain high performance executives, reward those executives for the achievement of short-term and long-term performance, and support our other executive compensation objectives, including long-term career development and retention goals.

Executive Compensation Philosophy and Approach

Our stated philosophy is to provide market competitive pay for achieving targeted results. We target named executive officer total direct compensation packages that are competitive against the median compensation for equivalent positions with other global corporations of comparable size and complexity. We believe that a median target provides a sufficiently competitive compensation opportunity to attract, retain and motivate our executives in a manner that enhances stockholder value. We also emphasize a pay-for-performance approach and structure our compensation program so that a significant proportion of total compensation is variable in the form of annual and long-term performance-based incentive compensation. The majority of the annual compensation opportunity of our named executive officers is “at risk.”

The percentage of performance-based compensation increases as the levels of executive responsibility increase. Our performance measures are set at target levels that are expected to be achieved, but represent a level of difficulty that requires diligent management focus and attention and does not ensure value if our stretch performance objectives are not attained. Our named executive officers are required to devote significant effort and produce significant results to attain payment for performance at, or above, our goals. Annual incentives include business unit objectives for positions that require the management of business units and corporate objectives for other positions.

We also evaluate individual performance based on pre-established criteria, which we use in establishing base salary levels and for making negative adjustments to annual incentive awards. A portion of our long-term incentive opportunities are equity awards that realize value based on performance over a designated period. We believe that these criteria align the interests of our named executive officers with the interests of GrafTech and its stockholders and that achievement of the criteria will enhance stockholder value.

We encourage retention and long-term value creation by offering long-term incentives that can be earned or vested over several years as well as a competitive package of benefits. In order to align our key executives’ interests with those of our stockholders, we grant equity interests and encourage ongoing stock retention by our named executive officers, all of whom are subject to minimum ownership guidelines.

The Compensation Committee reviews the following compensation elements for each named executive officer: base salary; annual and long-term incentive compensation levels; retirement; health, life, and disability insurance; and vacation. The Compensation Committee considers the individual named executive officer’s level and complexity of responsibility, experience and skills, and performance in his or her position over time in considering changes to each named executive officer’s total compensation opportunity. Our management provides the Compensation Committee with tally sheets that include an analysis of the total compensation and other information for the named executive officers and information concerning the performance of such named executive officers. The tally sheets are used to benchmark the named executives’ compensation. Together with evaluations of the executives’ performance, the tally sheets are also used to develop recommended compensation actions for changes in base salaries and alignment of annual and long-term incentive grant levels. In determining each named executive officer’s compensation package, the Compensation Committee reviews management’s recommendations, considers how each element of compensation as well as the total compensation package compare with the market median for the named executive officer, the named executive officer’s performance and the Company’s internal pay equities. Chief Executive Officer compensation is determined by the Compensation Committee in consultation with Mercer. As noted below, the Compensation Committee followed this process for 2011 and made certain upward base salary adjustments in 2011 in accordance with Mercer’s analysis and recommendations.

Compensation Plan Risk

We additionally followed a specific process to review our compensation plans and analyze the checks and balances associated with such plans. At the end of this process, we determined that our compensation plans do not create risks that are reasonably likely to have a material adverse effect on the Company.

Compensation Consultant

The Compensation Committee followed a careful selection process before it retained Mercer in 2009 as its third-party consultant on executive compensation matters to serve at the sole pleasure of the Compensation Committee and work with the committee and management on the organization, strategy, structure and effectiveness of our executive compensation program. After each candidate had an opportunity to review our executive compensation plans, analyze compensation data, and conduct interviews with our named executive officers and members of the Compensation Committee, they provided a pay-for-performance analysis of our compensation program along with their recommendations with respect to the overall design of our executive compensation program.

The Compensation Committee has engaged Mercer each year since 2009. Mercer has assisted the Compensation Committee in its process of reviewing the peer group of companies used to benchmark pay practices, reviewing the compensation programs of members of the peer group and making recommendations and providing detailed analysis of, and advice with respect to, the compensation of our named executive officers and the overall effectiveness of our executive compensation program, as described in more detail below.

Peer Group

When determining an executive’s overall compensation package, the different elements of compensation are considered in light of the compensation packages provided to similarly situated executives at comparable companies, which we refer to as our compensation peer group, as well as the role the executive is expected, and should be able, to play in achieving our short- and long-term goals. The compensation peer group has been constructed to include organizations of comparable size, revenue, assets, employees, market capitalization, complexity, business focus and geographical scope.

Compensation Peer Group

The compensation peer group previously consisted of 15 publicly-traded companies in industries similar or related to our own and with revenues comparable to our historical revenue level. In light of the acquisitions of C/G and Seadrift that occurred in November 2010, we reviewed additional information and peer group analysis provided by Mercer in 2011 based on 2010 financials. In order for the peer group revenue to approximate ours, the Compensation Committee decided to refine our peer group to include two larger companies in similar industries, Pentair, Inc. and Amkor Technology, Inc., both with 2010 revenue of approximately $3 billion. With the addition of these two companies, the median peer group revenue was $1.5 billion in 2010 (based on revenues reported in each company’s 2010 annual report on Form 10-K). The new 17 member compensation peer group consists of the following:

AMETEK, Inc Amkor Technology, Inc. Carpenter Technology Corporation Ferro Corporation Franklin Electric Co, Inc. GT Solar International, Inc. Hexcel Corporation Hubbell Incorporated IDEX Corporation	Materion Corporation MKS Instruments, Inc. Nordson Corporation Pentair, Inc. Roper Industries, Inc Valmont Industries, Inc. Varian Semiconductor Equipment Associates Inc. Woodward Governor Company

Additional Peer Group for Long-Term Incentives

With respect to our long-term incentive program (described below), we have adopted a portfolio approach to equity as recommended by Mercer, that is consistent with most of our peers. This approach includes a mix of (i) time-based stock options, (ii) time-based restricted stock units and (iii) performance share units. In 2009, we adopted an “expanded peer group” of 16 companies against which to measure performance under the long-term incentive program. In addition to the peers reported above, the expanded peer group now includes 15 companies in the electrical equipment industry with 2010 revenues ranging from approximately $550 million to $2.6 billion. As a result of an acquisition by a much larger company, Baldor Electric Company was removed from our expanded peer group last year. We believe a larger peer group eliminates some of the outliers in terms of extreme positive or negative performance. The additional companies in the expanded peer group consist of:

A. O. Smith Corporation Acuity Brands, Inc. Belden Inc. Brady Corporation Coleman Cable, Inc. Encore Wire Corporation EnerSys Inc. First Solar Inc.	International Wire Group, Inc. Polypore International, Inc. Powell Industries, Inc. Power-One, Inc. Regal-Beloit Corporation SunPower Corporation Thomas & Betts Corporation

Structure of Executive Compensation Program

Components

We believe that our executive compensation program, each element and in total, effectively achieves our objectives. The majority of each named executive officer’s compensation opportunity is based on the achievement of financial and strategic goals established at the beginning of each performance period. We seek to implement our compensation philosophy through a combination of base salaries, annual and long-term incentives, and other benefits, such as retirement savings and health and welfare benefit plans. The primary elements of our executive compensation program, which are key to the attraction, retention and motivation of our named executive officers, are shown in the following table.

Element	Objective	Key Features
Base Salary

•      Values the competencies, skills, experience and performance of individual executives.

•      Attracts and retains executive talent by providing a fixed level of compensation that is financially stable and not “at risk.”

• Targeted at the median of our compensation peer group, since we strive to have the majority of executive officer pay “at risk” and tied to Company performance.

Executive Incentive Compensation Plan (“ICP”)

•      Provides competitive incentives to executive officers by having a portion of their annual compensation dependent upon annual performance and “at risk.”

•      Motivates and rewards executives for the achievement of targeted financial and strategic operational goals.

•      Annual awards targeted at market median which may be paid in cash, GrafTech stock, or a combination of cash and stock based upon the attainment and certification of certain performance measures established by the Compensation Committee over the applicable performance period. Amount earned will vary, based on actual results achieved.

•      The performance measures for 2011 were earnings before interest and taxes, excluding certain special items (“EBIT”), inventory turns and Free Cash Flow, as defined below. For 2012, the performance measures are earnings before interest, taxes, depreciation and amortization, excluding certain special items (“EBITDA”), and operating cash flow, as described below.

Element	Objective	Key Features

2005 Long-Term Equity Incentive Plan (“LTIP”)	• Retain executive officers and align their interests with those of stockholders. • Motivate and reward executives for the achievement of long-term financial goals and creation of stockholder value.

•      Awards targeted at market median award levels. Grants in 2011 included a mix of time-based awards that vest ratably over, or at the end of, a three-year period:

•      stock options,

•      restricted stock units, and

•      performance share units.

•      For 2011 performance share unit awards, our performance is measured against the expanded peer group and future payouts are based 40% on revenue growth and 60% on EBITDA growth over the three-year period.

Retirement Savings Plan	• Encourage and reward long-term service by providing competitive market-based retirement savings benefits in a tax-efficient manner.	• Broad-based plan under which GrafTech makes matching contributions that vary, based on the employee’s compensation and contribution, on eligible earnings up to the Code limit of $250,000 for 2012.

Compensation Deferral Plan	• Provides savings in a tax-efficient manner.	• Matching contributions that are comparable to the Retirement Savings Plan on eligible earnings in excess of the Code limit of $250,000 for 2012.

Health, Welfare, and other Benefits	• Attract and retain key executives by providing competitive health, welfare and other benefits.	• Generally, benefits are made available to executive officers on same basis as benefits are made available to eligible employees.

Base Salaries

We provide base salaries to our named executive officers that we believe are competitive to attract and retain key executive talent and to provide a compensation component that is financially stable. Base salaries for named executive officers are targeted at the market median of the compensation peer group, with individual variations based on job scope, tenure, promotions, retention risks, and performance. Base salaries also form the basis for calculating other compensation opportunities for our named executive officers. For example, an executive’s base salary is used to determine each executive officer’s annual and long-term incentive opportunity levels and is included in the formula for calculating severance benefits in the event of termination of the executive’s employment in connection with a change in control.

Year-to-Year Base Rate Annualized Salary Changes

In 2011, the Compensation Committee, with assistance from Mercer, assessed the competitiveness of the base salaries of our named executive officers. Mercer provided the Compensation Committee with a detailed analysis of their executive compensation review of our named executive officers. This executive compensation review and analysis showed that, in aggregate, our named executive officers’ base salaries were below competitive levels. Because it is the Compensation Committee’s stated philosophy to target the named executive officers’ base salaries at market median, the Compensation Committee approved the following salaries effective July 1, 2011. The approval was based on this data and other factors such as those described above and, for Mr. Hawthorne, his promotion to President, Engineered Solutions that occurred earlier in 2011.

Named Executive Officer	2010 ($)	2011 ($)	% Increase (effective July 1, 2011)
Craig S. Shular	725,000	800,000	10
Lindon G. Robertson	n/a	400,000	n/a
Petrus J. Barnard	384,400	384,400	—
Joel L. Hawthorne	270,000	300,000	11
John D. Moran	270,000	320,000	19

Short-Term Incentives through the Executive Incentive Compensation Plan

The purpose of the GrafTech International Ltd. Executive Incentive Compensation Plan, which we refer to as the ICP, is to provide competitive incentives to executive officers by having a portion of their annual compensation dependent upon annual performance and to motivate and reward executives for the achievement of targeted financial and strategic operational goals that create stockholder value.

Under the ICP, payments may be made in cash, in shares of GrafTech stock or a combination of cash and stock, assuming applicable performance measures are achieved and individual criteria satisfied.

The performance measures, including the threshold, target and maximum levels attainable, are established within 90 days after the beginning of the applicable performance period so that attainment is not assured. The maximum amount payable is based on 240% of the named executive officer’s targeted bonus. The Compensation Committee may make downward adjustments from 240% to 0% of the named executive officer’s targeted incentive, based on the achievement of performance measures, individual performance, and other factors that the Compensation Committee deems relevant in determining the amount payable.

In addition, we subjectively consider the following attributes on an individual basis to determine whether any awards should be adjusted downward, which adjustment would be permissible and still allow the awards to not be subject to the limitation on deductibility under Section 162(m) of the Internal Revenue Code of 1986, as amended, and referred to as the Code:

•	the individual’s contribution to the generation of free cash flow and achievement of stated annual objectives;

•	excellence in our core competencies—customer focus, drive for results, ethics, values and peer relationships;

•	delivery on business plan commitments;

•	adaptability to change;

•	commitment to continuous improvement and our guiding principles;

•	efficiency and effectiveness of execution;

•	health, safety, and environment excellence—safety statistic performance and follow through on applicable audit action plans;

•	leadership—demonstrates strong leadership and seizes opportunities to lead;

•	Sarbanes-Oxley compliance;

•	teamwork; and

•	special accomplishments and strong initiative.

Our performance measures for our ICP are set at target levels that are expected to be achieved, but represent a level of difficulty that requires diligent management focus and attention and does not ensure value if our stretch performance objectives are not attained. We intend that our named executive officers are required to devote significant effort and produce meaningful results to attain payment for performance at, or above, our goals. Annual incentives include business unit objectives for positions that require the management of business units and corporate objectives for other positions. No bonuses were earned under the ICP with respect to 2011 because performance fell short of the minimum thresholds established for the year.

ICP Target Opportunities.

Annual incentive award targets for our named executive officers are established to drive achievement of stockholder return objectives. The Compensation Committee aims for total cash compensation to be at market median levels. Based on Mercer’s benchmarking analysis, the target level for 2011 ICP was set at an amount between 55% and 100% of a named executive officer’s actual base salary. For 2012, the target levels are the same as in 2011 with the exception of the President, Engineered Solutions target level, which increased from 60% to 65% of actual base salary.

ICP Performance Measures for 2011

Under the ICP, our named executive officers were eligible to receive annual awards based upon the attainment and certification of certain performance measures established by the Compensation Committee. The performance measures for 2011 were EBIT, inventory turns, and Free Cash Flow. We believed that, by growing our revenues and operating income, successfully implementing LEAN initiatives, and maximizing our cash flows, we would deliver enhanced financial performance and return on shareholder value and be in the best position to capitalize on growth opportunities that arose. We identified these performance measures as key elements in our business strategy to drive profitable growth, and, accordingly, based 2011 awards under the ICP on the level of their achievement.

“EBIT” is our earnings before interest and taxes, excluding certain special items. Inventory turnover is a measure of the number of times inventory is sold or used in a time period such as a year. Our calculation method for inventory turns is the prior six months cost of goods sold annualized divided by the average monthly inventory. “Free Cash Flow” represents cash flow from operating activities, which includes capital and excludes certain special items.

The primary driver of our ICP in 2011 was EBIT. Because the total company EBIT threshold was not met, no annual incentive compensation payments were made for the 2011 performance period. The 2011 incentive targets for Messrs. Shular, Robertson and Moran were based on our total company threshold, target and maximum performance measures. The 2011 incentive targets for Messrs. Barnard and Hawthorne were based 40% on total company results and 60% on their respective operating segment results.

Performance Measures	Weight	Threshold	Target	Maximum
	(%)	($) in millions except inventory turns
EBIT	50	244	268	322
Inventory Turns	25	3.28	3.35	3.50
Cash Flow	25	80	92	160
Total	100

ICP Performance Measures for 2012

For 2012, Mercer recommended, and the Compensation Committee approved, performance measures that correlate with GrafTech’s continued focus on growth. Accordingly, the ICP performance measures for the 2012 performance period will be based on EBITDA (weighted at 75%), and operating cash flow (weighted at 25%). EBITDA is our earnings before interest, taxes, depreciation and amortization, excluding certain special items. We believe that EBITDA measures are generally accepted as providing useful information regarding a company’s ability to incur and service debt and the productivity and cash generation potential of its ongoing businesses. Management uses EBITDA measures as well as other financial measures in connection with its decision-making activities. Operating cash flow represents cash flow from operations excluding certain special items. Unless the total company EBITDA threshold is met, our named executive officers will not receive annual incentive compensation payments for the 2012 performance period. We believe that these measures are key elements in our business plan to drive profitable growth in order to create additional shareholder value in the coming years.

Long-Term Incentives through Management Stock Ownership

We believe that we can maximize stockholder value by incentivizing both short- and long-term performance. We believe that compensation in the form of stock-based awards helps create a culture focused on long-term stockholder value. In 2010, our stockholders re-approved the performance measures of the GrafTech International Ltd. 2005 Equity Incentive Plan, as amended, which we refer to as the Equity Incentive Plan.

The purpose of the Equity Incentive Plan is to promote the interests of GrafTech and our stockholders by strengthening our ability to attract, motivate, and retain personnel upon whose judgment, initiative, and efforts the financial success and growth of the business of GrafTech largely depend, to offer such personnel additional incentives to put forth maximum efforts for the success of the business, and to afford them an opportunity to acquire a proprietary interest in GrafTech through stock ownership and other rights. The Equity Incentive Plan is an important component of the total compensation package offered to employees and directors, reflecting the importance that we place on motivating and rewarding superior results with long-term, performance-based incentives.

The Equity Incentive Plan is designed to:

•	Reward for the achievement of financial and strategic goals and stockholder value;

•	Encourage retention of our top performers;

•	Reward our top leaders—those who have the ability to make a material difference in our Company; and

•	Align management’s interests with those of our stockholders by aligning rewards with growth in stockholder value.

The Equity Incentive Plan permits awards of stock options, restricted stock units, performance share units and other equity-based incentives. Awards granted to our named executive officers are determined based on their levels of responsibility, ability to make a positive impact on GrafTech, current or new positions, current base salaries, and salaries and other compensation offered by other similarly situated companies for individuals in equivalent positions. These awards are consistent with our pay-for-performance principles because they are designed to focus the attention of executives on strategic goals spanning more than the current year, and to align the interest of executives with our goal of creating long-term stockholder value.

In 2009, the Compensation Committee made adjustments to the types and size of grants that had been made in prior years because the results of the 2009 executive benchmarking study showed that historical long-term incentive grants were significantly below market median levels. The objective was to bring target total direct compensation from below the 25th percentile closer to market median levels. This adjustment is reflected in the awards made in December 2009, 2010 and 2011. Awards were designed to provide, at target, market median award levels similar to our ICP target opportunities where target was set at an amount between 55% and 100% of the named executive officer’s actual base salary. The primary difference between units versus shares is that units represent a promise to pay, provide tax efficiencies for international employees, and do not carry the right to vote or receive dividends.

In each of 2011, 2010 and 2009, the Compensation Committee granted awards to our named executive officers that include a mix of stock options (30%), restricted stock units (30%) and performance share units (40%). The stock options and restricted stock units vest ratably on each of the first three anniversaries of grant. Performance share units are measured and earned on the basis of performance over a three-year period, cliff vest after the end of the performance period, and are payable in shares of stock after completion of the performance period to the extent earned.

In addition, in February 2011, the Compensation Committee granted time-vested restricted stock units to Messrs. Shular, Widmar and Moran that would vest ratably on each of the first three anniversaries of grant in recognition of their leadership and support of our strategic growth initiatives in 2010 and 2011, including our acquisitions of Seadrift and C/G.

In 2011, the Compensation Committee also made further adjustments to the long-term incentive opportunity because long-term incentive award levels as a percent of base salary were still significantly below market median levels for certain of our named executive officers. The long-term incentive target opportunity was increased to 325% of base salary for the Chief Executive Officer and 125% of base salary for the President, Engineered Solutions and Vice President, Secretary and General Counsel.

Performance Share Unit Awards—2009, 2010 and 2011

In selecting performance measures for the performance share units, the Compensation Committee determined, in consultation with Mercer, that the Equity Incentive Plan should provide rewards for successful, profitable growth over a three-year time horizon and that the best way to measure GrafTech’s success was through relative performance versus an expanded peer group of similarly situated organizations. The payouts are based 40% on revenue growth and 60% on operating income growth computed based on EBIT for awards made in 2009 and 2010. In 2011, the Compensation Committee, in consultation with Mercer, determined that the 60% of the payout based on operating income growth would be computed based on EBITDA for awards granted in December 2011. All growth numbers reflect a percentage change from the start of the performance period until the end of the performance period. All performance is measured using published financial information in each peer company’s annual report. Performance share unit awards are leveraged with payouts of 50%, 100%, and 200% at threshold, target, and maximum, respectively. Threshold payouts are earned for 35th percentile performance, target at 50th percentile performance, and maximum at 75th percentile performance (when compared to the performance of the expanded peer group), and amounts are pro-rated between 50% and 200% payouts based on pro-rated performance. Further, if EBIT growth, or EBITDA growth, as applicable, does not achieve at least 35th percentile performance, no awards will be earned for the revenue growth component.

	Revenue Growth Performance Measure	Percentages in this column Apply to 40% of the Target Award*	Operating Income Growth Performance Measure	Percentages in this column Apply to 60% of the Target Award*
Level of Performance Achieved During Performance Period	Rank in Peer Group for Revenue Growth for Performance Period	Resulting Performance Shares Earned	Rank in Peer Group for EBIT or EBITDA Growth for Performance Period	Resulting Performance Shares Earned

Threshold	35th Percentile	50	35th Percentile	50

Target	50th Percentile	100	50th Percentile	100

Maximum	75th Percentile	200	75th Percentile	200

*	Meaning 40% or 60%, respectively, of the number of performance shares granted under the target award.

The expanded peer group against which to measure relative revenue growth and EBIT or EBITDA growth performance includes the 17 peers used in the compensation benchmarking for named executive officers, as well as the additional 15 companies in the electrical equipment industry. See “Peer Group,” above, for the resulting peer group.

Performance Share Unit Awards—2008

In 2008, the Compensation Committee granted awards of performance share units. The applicable performance target for each particular performance year was established in writing by the Compensation Committee within 90 days after the commencement of the performance period and attainment of the performance targets were subject to certification by the Compensation Committee. Payouts under the performance share units granted in 2008 were based 70% on cash flow and 30% on cash flow return on investment relative to a graphite industry peer group. The number of shares of common stock earned could be adjusted up 50% from target. The awards included three annual tranches based on annual results in each of 2009, 2010, and 2011. Earned shares vested on February 29, 2012. Based on actual performance, shares earned under the 2009 and 2010 tranches were adjusted upward to 1.44 and 1.05 times the target, respectively, which the Compensation Committee certified. As to the 2011 tranche, the multiplier for the cash flow metric was zero, while the results of the peer group are pending for purposes of calculating cash flow return on investment.

Recoupment Provisions and Policy

Our Equity Incentive Plan and ICP awards contain forfeiture and recoupment provisions in the event of misconduct of the individual. Our 2010 and 2011 Equity Incentive Plan awards contain recoupment or “clawback” provisions as contemplated under the Dodd-Frank Act. We are in the process of reviewing our recoupment policy and plan to take into account provisions included in final SEC rules under the Dodd-Frank Act once they are issued.

Pension Plan

We previously froze our defined benefit plans, including the GrafTech International Holdings Inc. Retirement Plan, or our Retirement Plan, and no additional benefits are accruing under the plans, although benefits previously accrued under the Retirement Plan will still be payable from the Plan when due. See “Pension Benefits at Fiscal Year End December 31, 2011” below for a description of the Retirement Plan and benefit formulas.

Retirement Savings Plan

We provide retirement savings opportunities through our defined contribution plans. We maintain the GrafTech International Savings Plan, or the Savings Plan, which is intended to be qualified under Section 401(a) of the Code. The Savings Plan permits employees to contribute up to 50% of their compensation on a pre-tax or after-tax basis, up to IRS maximums. We provide a match, in GrafTech stock, equal to 100% of the first 3% of compensation deferred and 50% of the next 2% of compensation deferred. We also make employer contributions to the Savings Plan equal to 1% of compensation (up to statutory limits). See “Other Compensation Arrangements” below for additional information regarding the Savings Plan.

Deferred Compensation Plan

We maintain a deferred compensation plan to provide savings in a tax-efficient manner for the benefit of eligible management employees who participate in our performance-based compensation programs and employees whose benefits under the Savings Plan are limited by the benefit restrictions of Section 415 of the Code. Participants are able to defer up to 85% of their ICP compensation, up to 50% of their base salary and up to 50% of their compensation in excess of the amounts that may be recognized under the Savings Plan (in 2011, such amount was $245,000) (deferrals on compensation in excess of the Code limit are referred to as participants’ Excess Deferrals). We make quarterly matching allocations in shares of our common stock equal to 100% of the first 3% and 50% of the next 2% of the participant’s Excess Deferrals. In addition, participants are credited with nonqualified defined contribution retirement plan employer allocations equal to 1% of their compensation in excess of the amount that may be considered under the Savings Plan. Participants are immediately vested in the matching allocation. Generally, Participants vest in the other GrafTech allocations when they have completed three years of service.

Our compensation deferral plan is intended to comply with Section 409A of the Code concerning deferred compensation arrangements. See “Nonqualified Deferred Compensation at Fiscal Year End December 31, 2011” below for additional information regarding the compensation deferral plan.

Benefit Security

Retirement and other benefits are paid out of our general assets, except for payments out of the tax-qualified trusts for the Retirement Plan and the Savings Plan and except for payments out of grantor trusts (called “rabbi trusts”) or funded by the purchase of annuities.

Health, Welfare and Other Personal Benefits

In addition to the principal compensation components described above, our named executive officers are entitled to participate in all health, welfare, fringe benefit, relocation assistance and other arrangements generally available to other salaried employees. Generally, benefits are made available to our named executive officers on the same basis as benefits are made available to eligible employees under the terms of applicable plans.

The Compensation Committee also may, as considered reasonable and appropriate on a case by case basis, provide our officers, including our named executive officers, with limited additional perquisites and other personal benefits. In 2011, we did not provide perquisites to our named executive officers.

The Compensation Committee believes that these health, welfare, and other personal benefits are reasonable and consistent with the practices of public companies in the United States. The Compensation Committee also believes that these benefits assist us in attracting and retaining key executives.

Change in Control Agreements

We do not have employment agreements with any of our executive officers. The Compensation Committee believes that the absence of employment agreements provides us with more flexibility in adjusting the compensation levels of our executive officers.

Our Board has, however, approved execution of change in control severance compensation agreements for certain members of senior management, including the named executive officers. Messrs. Shular and Hawthorne entered into the agreements with us in 2000, while Mr. Barnard did so in 2005. Messrs. Robertson and Moran entered into such agreements with us in 2011, which included cut-back adjustments (approved by our Board in 2011) to eliminate the possibility of reimbursement for certain excise tax liabilities (and income tax liabilities attributable to the excise tax reimbursement) if the total severance equals or exceeds three times the executive’s “base amount” and accordingly the agreements do not provide for “gross-up” payments.

These agreements are based on a “double trigger” scenario in which there must be both a change in control and a termination of the named executive officer’s employment prior to the expiration of the change in control agreement. Accordingly, the severance benefits under these agreements are payable only in the event the named executive officer’s employment with us is terminated under certain circumstance following a change in control. The Board recognizes that the possibility of a change in control of GrafTech exists, as is the case with many publicly held corporations, and that the uncertainty and questions which it may raise among management may result in the departure or distraction of management personnel to the detriment of GrafTech and its stockholders.

The Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of our management to their assigned duties without distraction in the face of potentially disturbing circumstances arising from a possible change in control. The Board has also determined that it is in the best interests of GrafTech and its stockholders to ensure continued availability of our named executive officers in the event of a potential change in control.

In the case of our eligible named executive officers who remain our employees, the agreements provide for the payment, in the event of a change in control and, if the employment of the executive is terminated under certain circumstances, of severance compensation equal to 2.99 times (2.0 times for Messrs. Robertson, Hawthorne and Moran) the sum of the officer’s base salary and ICP targeted bonus opportunity, extended insurance coverage and, except as to Messrs. Moran and Robertson, reimbursement for certain excise tax liabilities (and income tax liabilities on this reimbursement), a “gross-up.” The amount of severance compensation was established, at the time the agreements were entered into, taking into account the maximum amount that we expect to be able to pay without triggering an excise tax to the executive or a loss of deduction to GrafTech under the golden parachute rules. It is possible, however, that the aggregate amounts paid to a named executive officer who is a U.S. employee will exceed the IRS limitations and the severance payments to the executive, including any gross-up payments, will not be deductible by GrafTech. The officers are entitled to the compensation if their employment is terminated by us (other than for cause) or if they resign for good reason within three years after a change in control.

In addition, under the terms of applicable equity agreements, all unvested equity awards become vested (at target in the case of performance share unit awards) upon the occurrence of a change in control. Further, we have the right to cancel substantially all outstanding options in the event of a change in control, in which event we are required to pay option holders an amount equal to the difference between the exercise price of the canceled options and the fair market value of the underlying shares. See “Potential Payments on Termination or Change in Control” below for a description of the agreements and aggregate amounts payable.

We review the change in control agreements periodically, but not necessarily as part of the annual compensation review. This is because we generally consider the change in control agreements as compensation elements separate and apart from the other elements of our compensation arrangements. More specifically, the payments or benefits available under the change in control agreements do not have any significant impact on annual compensation decisions relating to salary and incentive payments. Instead, our Compensation Committee considers that the change in control agreements are in place to cover a specific circumstance, a change in control where the executives lose their jobs. We also believe that change in control agreements may be a desirable component for attracting executive management. Accordingly, payments and benefits available under the change in control agreements are not viewed by the Compensation Committee as amounts that should impact the compensation amounts awarded on a year-to-year basis to the named executive officers for their ongoing management of the Company.

Section 162(m) of the Code

Section 162(m) of the Code generally limits the tax deductibility of compensation paid by a public company to its chief executive officer and certain other highly compensated executive officers to $1 million in the year the compensation becomes taxable to the executive. There is an exception to the limit on deductibility for performance-based compensation that meets certain requirements.

We consider the impact of this rule when developing and implementing our executive compensation program. We also believe that it is important to preserve flexibility in administering compensation programs in a manner designed to promote varying corporate goals. Accordingly, we have not adopted a policy that all compensation must qualify as deductible under Section 162(m); however, consistent with our pay for performance philosophy, most of our equity awards granted since 2007 have been performance based and intended to qualify as deductible. Because we believe deductibility and performance based awards are important, in 2009 we sought and obtained stockholder approval of our Executive Incentive Compensation Plan and expect that awards thereunder, including payouts above target based on measurable, quantifiable criteria, will qualify as performance-based compensation that is exempt from the limitation on deductibility. Similarly, as a result of our stockholder’s re-approval of the performance measures under our Equity Incentive Plan, which we obtained at our 2010 Annual Meeting, we expect that certain types of awards will continue to qualify as performance-based compensation that is exempt from the limitation on deductibility.

Amounts paid under certain compensation programs, including salaries and grants of time-vested restricted stock and restricted stock units, may not qualify as performance-based compensation that is exempt from the limitation on deductibility. Our awards under the ICP, performance share unit awards, and stock option awards with exercise prices equal to the fair market value of a share on the date of grant are intended to qualify as deductible under Section 162(m). No other component of compensation for a “covered employee” (within the meaning of Code section 162(m)) qualifies as performance-based compensation under Section 162(m), and compensation may not be deductible to GrafTech to the extent that the applicable executive recognizes more than $1 million in compensation that is not performance-based in any taxable year.

Stock Ownership Guidelines

Our Board has adopted guidelines for ownership of shares of our common stock by directors and members of senior management to promote alignment with stockholders’ interests. The guidelines provide that directors and members of senior management have five years from the date of their election to accumulate the required amount of shares of our common stock. We also have a policy discouraging officers and directors from pledging our shares as collateral for margin loans. Compliance with the guidelines is voluntary in that there is no formal enforcement mechanism, but all persons subject to the guidelines are expected to comply. All of our directors and named executive officers are in compliance with our stock ownership guidelines.

Board of Directors

Our Board reviewed and benchmarked these guidelines and increased the targeted stock ownership for our non-employee directors and established a targeted time frame for achieving such ownership. Under the current guidelines, each non-employee director should, within five years after election as a director, own shares of our common stock with a market value equal to at least four times his or her annual retainer.

Members of Senior Management

Certain members of senior management are expected, within five years after appointment as a member of senior management, to own a number of shares of our common stock equal to two times annual base salary or in the case of the chief executive officer, four times annual base salary. Unvested restricted stock (time-vesting) is included in the calculation of achievement of the guidelines. Unvested performance share units and restricted stock units (performance-based) and unexercised stock options are not included in the calculation. In addition, until these guidelines are achieved, executive officers are expected to hold 50% of the stock previously subject to vested performance share unit or restricted stock unit awards and 50% of the stock previously subject to exercised stock options. Executive officers and other employees are encouraged to hold at least 50% of the stock previously subject to vested performance shares or restricted stock awards for at least one year after vesting. Calculation of the 50% is made after sale of any stock in the minimum amount sufficient to pay withholding taxes and exercise prices thereon.

Hedging Policy

Directors and executive officers are prohibited from buying or selling options (including puts, calls and straddles) on our securities, engaging in any short sale of our securities or buying or selling our securities on margin and sales against the box. Further, no hedging is permitted while a 10b-5-1 Plan is in effect.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section contained in this proxy statement with the management of GrafTech in accordance with the SEC’s disclosure requirements for executive compensation and, based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated in GrafTech’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

ORGANIZATION, COMPENSATION

AND PENSION COMMITTEE

Harold E. Layman, Chairman

Randy W. Carson

Mary B. Cranston

Michael C. Nahl

Summary Compensation Table

The following table sets forth certain information concerning compensation received by our chief executive officer, two executives who served as our chief financial officer during portions of the year ended December 31, 2011, and the three other executive officers who were the most highly compensated for the year ended December 31, 2011, whom we refer to as our named executive officers.

Name	Year	Salary ($) (3)	Stock Awards ($) (4)	Option Awards ($) (4)	Non-Equity Incentive Plan Compensation ($) (3)(5)	Change in Pension Value And Nonqualified Deferred Compensation Earnings ($) (6)	All Other Compensation ($) (7)	Total ($)
Craig S. Shular	2011	762,500	2,180,691	769,600	—	25,891	81,625	3,820,307
	2010	677,680	1,113,840	567,840	870,000	18,133	86,380	3,333,873
	2009	583,083	1,115,880	585,200	1,049,921	18,256	94,056	3,446,396

Mark R. Widmar (1)	2011	91,250	500,001	—	—	—	4,562	595,814
	2010	353,200	350,064	179,816	262,800	—	37,143	1,183,023
	2009	315,795	361,020	188,100	389,652	—	33,290	1,287,857

Lindon G. Robertson (2)	2011	182,051	1,885,611	395,366	—	—	8,487	776,959

Petrus J. Barnard	2011	384,400	311,136	142,080	—	75,386	30,997	943,999
	2010	384,400	377,910	189,280	190,000	37,596	54,497	1,233,683
	2009	355,570	361,020	188,100	436,235	44,870	52,532	1,438,327

Joel L. Hawthorne (2)	2011	280,002	243,075	111,000	—	6,702	14,888	655,667

John D. Moran	2011	280,250	381,533	118,400	—	—	19,912	800,095
	2010	243,000	157,131	80,444	178,200	—	23,940	682,715
	2009	216,532	152,613	80,465	354,548	—	15,920	820,078

(1)	Mr. Widmar served as our Chief Financial Officer throughout 2010 but resigned in March 2011 to pursue another career opportunity. The 2011 salary figure for Mr. Widmar relates to the period January 1, 2011 through the effective date of his resignation in March.

(2)	The 2011 compensation figures for Mr. Robertson relate to the period from July 2011 when he commenced employment through December 31, 2011. The 2011 compensation figures for Mr. Hawthorne relate to his compensation in all capacities with us during 2011, including cash and equity awards. Because Messrs. Robertson and Hawthorne were included as named executive officers for the first time this year, the SEC does not require disclosure of their compensation prior to 2011.

(3)	Includes compensation earned but deferred under compensation deferral or other applicable plans or statutory provisions. See “Non-Qualified Deferred Compensation at Fiscal Year End 2011” for the amounts deferred.

(4)

The amounts shown in these columns represent the aggregate grant date fair value (computed in accordance with FASB ASC Topic 718) of stock options, restricted stock units and performance share units granted during 2011. These columns include awards granted pursuant to the Equity Incentive Plan (i) to our named executive officers in service on December 13 , 2011, (ii) to Messrs. Shular, Widmar and Moran on February 18, 2011 for their contribution to our strategic growth initiatives and (iii) to Mr. Robertson on July 18, 2011 for his acceptance to join us. The options granted to our named executive officers on December 13, 2011 had a fair market value of $7.40 per share and to Mr. Robertson on July 18, 2011 a fair market value of $11.31 per share, based on a Black-Scholes option-pricing model for options. See Note 13 of our Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2011 for an explanation of the assumptions made in the valuation of these awards. The fair value of the restricted stock unit awards and performance share unit awards was computed based on $13.89 per share on December 13, 2011, $23.69 per share on February 18, 2011 and $20.70 per share on July 18, 2011, the closing market price of GrafTech’s common stock on the NYSE for each date, and for the performance based awards determined based on the probable outcome, or attainment, of the performance conditions. The value of the performance share unit awards at the grant date, assuming that the highest level of performance conditions will be achieved, is $1,916,820; $458,370; $355,584; $277,800, and $297,246, respectively, as to grants made to Messrs. Shular, Robertson, Barnard, Hawthorne, and Moran in December 2011 and $513,360 as to the grant made to Mr. Robertson in July 2011. The actual value realized under these awards is dependent upon our stock price, our achievement of applicable performance targets, and the continued employment of the named executive officers.

(5)	This column shows the annual incentive award earned by our named executive officers under the short-term incentives through the ICP for the applicable performance period. No awards under the ICP were earned for 2011 because the performance thresholds were not met. For additional information about the 2011 annual incentive opportunities under the ICP please refer to the “Compensation, Discussion and Analysis” section of this proxy.

(6)	This column shows the increase in the actuarial present value of the accumulated benefits under the GrafTech International Holdings Inc. Retirement Plan, which was frozen in 2003. The increase in the actuarial present value of the accumulated benefits was measured from December 31, 2010 to December 31, 2011 (the measurement date used for reporting purposes in our Annual Report on Form 10-K for the year ended December 31, 2011). No portion of the earnings credited under our nonqualified deferred compensation plan during 2011 was “above market” or “preferential.” Consequently, our named executive officers did not accrue any above-market earnings under the deferred compensation plan during 2011, and therefore we have not reported any earnings credited under that plan in this column. See “Nonqualified Deferred Compensation at Fiscal Year-End December 31, 2011” below for a discussion of how earnings are calculated under our deferred compensation plan.

(7)	The following table describes each component of the “All Other Compensation” column in the Summary Compensation Table for 2011.

Name	Year	Employer Matching Contribution to Savings Plan ($)	Additional Employer Contribution to Savings Plan ($)	Employer Matching Contribution on Excess Deferrals ($)	Additional Employer Contribution to Compensation Deferral Plan ($) (a)	Other ($) (b)	Total ($)
Craig S. Shular	2011	9,800	2,450	55,500	13,875	—	81,625
Mark R. Widmar	2011	3,650	913	—	—	—	4,563
Lindon G. Robertson	2011	6,667	1,821	—	—	—	8,488
Petrus J. Barnard	2011	9,800	2,450	13,176	3,294	2,277	30,997
Joel L. Hawthorne	2011	6,626	2,450	4,649	1,162	—	14,887
John D. Moran	2011	9,493	2,450	5,687	2,282	—	19,912

(a)	The amounts reported in the column include employer contributions made in April 2011 with respect to ICP payments earned for 2010.

(b)	Represents temporary ongoing mortgage subsidy that was provided as part of relocation expenses.

Grants of Plan Based Awards in Fiscal Year Ended December 31, 2011

The following table provides information about equity and non-equity awards granted to our named executive officers in 2011.

Name	Type (1)	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)			All Other Option Awards: Number of Securities Underlying Options (#) (3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (4)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Craig S. Shular	ICP	n/a	400,000	800,000	1,920,000
	Options	12/13/2011							104,000	13.89	769,600
	RSU	12/13/2011					52,000				722,280
	RSU	02/18/2011					21,106				500,001
	PSU	12/13/2011				34,500	69,000	138,000			958,410

Lindon G. Robertson	ICP	n/a	130,000	260,000	624,000
	Options	12/13/2011							25,000	13.89	185,000
	RSU	12/13/2011					12,400				172,236
	PSU	12/13/2011				8,250	16,500	33,000			229,185
	Options	07/18/2011							18,600	20.70	210,366
	RSU	07/18/2011					59,300				1,227,510
	PSU	07/18/2011				6,200	12,400	24,800			256,680

Mark Widmar	RSU	02/18/2011					5,791				137,189

Petrus J. Barnard	ICP	n/a	125,000	250,000	600,000
	Options	12/13/2011							19,200	13.89	142,080
	RSU	12/13/2011					9,600				133,344
	PSU	12/13/2011				6,400	12,800	25,600			177,792

Joel L. Hawthorne	ICP	n/a	90,000	180,000	432,000
	Options	12/13/2011							15,000	13.89	111,000
	RSU	12/13/2011					7,500				104,175
	PSU	12/13/2011				5,000	10,000	20,000			138,900

John D. Moran	ICP	n/a	88,000	176,000	422,400
	Options	12/13/2011							16,000	13.89	118,400
	RSU	12/13/2011					8,000				111,120
	RSU	02/18/2011					5,141				121,790
	PSU	12/13/2011				5,350	10,700	21,400			148,623

(1)	For a better understanding of this Table, we have included a column identifying the type of each plan based award. ICP amounts represent cash incentive bonus opportunities under the ICP for 2011. Option amounts represent options granted during December 2011 pursuant to the Equity Incentive Plan. RSU amounts represent restricted stock units granted during February and December 2011, respectively, pursuant to the Equity Incentive Plan. PSU amounts represent performance share units granted during December 2011 pursuant to the Equity Incentive Plan.

(2)

Amounts represent cash incentive bonus opportunities under the ICP for 2011. Target awards for 2011 are expressed as a specified percentage of an individual’s salary. No awards under the ICP for 2011 were earned because performance thresholds were not met. For more information on ICP payments, see the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. The threshold, target and maximum amounts set forth above represent guidelines based on corporate and individual performance measures, or criteria, that the Compensation Committee takes into account in determining the final amount awarded based on performance. Under the ICP for named executive officers, the maximum amount permitted under the plan and which is used for measurement, is based on 240% of the executive’s targeted bonus opportunity. The Compensation Committee may make downward adjustments from 240% to 0% of the named executive officer’s targeted incentive, based on the individual’s performance and other factors that the Compensation Committee deems relevant in determining the amount payable. Such adjustments, if made, are based on an evaluation of each individual’s contribution to achieving corporate opportunities and meeting corporate challenges, as well as an evaluation of the quality of the individual’s performance in discharging the responsibilities of his position description. In addition, the Compensation Committee can make discretionary downward adjustments based on developments during the performance year and other factors. Please refer to “Compensation Discussion and Analysis—Short-Term Incentives through the Incentive Compensation Plan” above for a general description of the criteria applied in determining the amounts payable under the ICP.

(3)	Represents the number of stock options, restricted stock units, and target award number of performance share units granted during 2011 pursuant to the Equity Incentive Plan.

Restricted stock units vest ratably over a three-year period with each tranche vesting on the anniversary of the grant date in the each of the three years following the award.

The number of performance share units earned and the vesting thereof is conditioned on the attainment of performance targets established by the Compensation Committee. The 2011 performance measures are based 40% on revenue growth and 60% on EBITDA growth (operating income). The performance share units will be measured and earned on three years of performance, will cliff vest after the end of the performance period, and, to the extent earned and vested, will be payable in shares of unrestricted stock after completion of the performance period. All growth numbers will reflect a percentage change from the start of the performance period until the end of the performance period measured against the expanded peer group annual report figures. The resulting number of performance shares, or earned shares, will be set aside as unvested earned shares for the participant as of the date of such determination; provided, that the individual is still employed on such date. Subject to applicable terms of the award agreements, the earned shares do not vest until March 2015. GrafTech’s Board or the Compensation Committee has the right to accelerate the vesting of any or all unvested awards at any time. On December 13, 2011, the performance measures were established for a three-year performance period. If the minimum threshold performance measure is attained, 50% of the target performance shares will become earned shares; if the targeted performance measure is attained, 100% of the target performance shares will become earned shares; if the maximum performance measure is attained, 200% of the target performance shares will become earned shares. Threshold payouts will be earned for 35th percentile performance, target for 50th percentile performance, and maximum for 75th percentile performance against the expanded peer group. The expanded peer group against which relative revenue growth and EBITDA growth performance will be measured includes the 17 peers used in the compensation benchmarking for named executive officers, as well as an additional 15 companies in the electrical equipment industry.

(4)	The amounts in this column represent the grant date fair value of 2011 equity awards of restricted stock units, targeted performance share units, and stock options approved in 2011, determined in accordance with FASB ASC Topic 718. See Note 13 of our Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2011. The options granted to our named executive officers on December 13, 2011 had a fair market value of $7.40 per share and to Mr. Robertson on July 18, 2011 a fair market value of $11.31 per share. Subject to the attainment of performance measures and adjustments made as a result thereof, unvested performance share units which become earned shares (as described in footnote (3) above) are scheduled to vest in March 2015. The fair value of the restricted stock unit awards and performance share unit awards was computed based on $13.89 per share for awards granted on December 13, 2011, $23.69 per share for awards granted on February 18, 2011 and $20.70 per share for awards granted on July 18, 2011, the closing market price of GrafTech’s common stock on the NYSE for each date, and for the performance based awards determined based on the probable outcome, or attainment, of the performance conditions.

Outstanding Equity Awards at Fiscal Year-End December 31, 2011

The following table shows the number of shares covered by stock options, unvested restricted stock units, and, at target, unvested performance share units as of December 31, 2011.

	Options					RSUs		PSUs
Name	Grant Date (1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (4)	Option Exercise Price ($)	Option Expiration Date	Number of Units That Have Not Vested #	Market Value of Units That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested (#) (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Units That Have Not Vested (#) (2)
Craig S. Shular	04/02/2007	300,000	—	9.05	04/02/2017	—	—	—	—
	12/15/2008	—	—	—	—	—	—	32,333	441,345
	12/10/2009	37,333	18,667	16.41	12/10/2019	9,667	131,955	39,000	532,350
	12/09/2010	16,000	32,000	19.89	12/09/2020	16,000	218,400	32,000	436,800
	02/18/2011	—	—	—	—	21,106	288,097	—	—
	12/13/2011	—	104,000	13.89	12/13/2021	52,000	709,800	34,500	941,850

Lindon G. Robertson	07/18/2011	—	18,600	20.70	07/18/2021	59,300	809,445	12,400	169,260
	12/13/2011	—	25,000	13.89	12/13/2021	12,400	169,260	16,500	225,225

Mark R. Widmar (5)	—	—	—	—	—	—	—	—	—

Petrus J. Barnard	04/01/2005	100,000	—	5.46	04/01/2015	—	—	—	—
	12/15/2008	—	—	—	—	—	—	10,000	136,500
	12/10/2009	12,000	6,000	16.41	12/10/2019	3,067	41,865	12,800	174,720
	12/09/2010	5,334	10,666	19.89	12/09/2020	5,333	72,795	11,000	150,150
	12/13/2011	—	19,200	13.89	12/13/2021	9,600	131,040	12,800	174,720

Joel L. Hawthorne	12/15/2008	—	—	—	—	—	—	4,067	55,515
	12/10/2009	2,333	1,167	16.41	12/10/2019	667	9,105	2,500	34,125
	12/09/2010	1,334	2,666	19.89	12/09/2020	1,333	18,195	2,700	36,855
	12/13/2011	—	15,000	13.89	12/13/2021	7,500	102,375	10,000	136,500

John D. Moran	12/15/2008	—	—	—	—	—	—	2,533	34,575
	12/10/2009	5,133	2,567	16.41	12/10/2019	1,300	17,745	5,400	73,710
	12/09/2010	2,267	4,533	19.89	12/09/2020	2,266	30,931	4,500	61,425
	02/18/2011	—	—	—	—	5,141	70,175	—	—

	12/13/2011	—	16,000	13.89	12/13/2021	8,000	109,200	10,700	146,055

(1)	For a better understanding of this table, we have included an additional column showing the grant dates of stock options, restricted stock and performance share unit awards.

(2)	The market value of restricted share units or performance share units of stock that have not vested (as shown above) was computed based on $13.65 per share, the closing price on the NYSE of GrafTech’s stock on December 30, 2011.

(3)

The shares in this column include the target award number of performance share units granted in December 2008, 2009, 2010 and 2011 pursuant to the Equity Incentive Plan. The 2008 performance share units vested solely on the attainment of free cash flow and cash flow return on investment relative to a graphite industry peer group, as certified by the Compensation Committee. Subject to applicable terms of the award agreements, the December 2008 performance share units vested in February 2012. The number of shares of common stock earned could be adjusted up as much as 50% from target. The awards included three annual tranches based on annual results in each of 2009, 2010, and 2011. Based on actual performance, shares earned under the 2009 and 2010 tranches were adjusted upward to 1.44 and 1.05 times the target, respectively, which the Compensation Committee certified. As to the 2011 tranche, the multiplier for the cash flow metric was zero, while the results of the peer group are pending for purposes of calculating cash flow return on investment.

The December 2009, 2010 and 2011 target awards vest and the performance share unit portion is subject to upward or downward adjustment, as described in footnote 3 to the table “Grants of Plan Based Awards in Fiscal Year Ended December 31, 2011” above.

(4)	In December 2010 and 2011, our named executive officers were granted options to purchase the number of shares of GrafTech common stock set forth above with an exercise price at fair market value as of the date of grant. All such options have a 10 year term and become exercisable as to one-third of the respective option on each of the first three anniversaries of the date of grant.

(5)	Outstanding equity awards granted to Mr. Widmar, who served as our Chief Financial Officer throughout 2010 but resigned in March 2011 to pursue another career opportunity, were either exercised, cancelled or forfeited upon his departure.

Option Exercises and Stock Vested at Fiscal Year-End December 31, 2011

The following table shows the number of shares acquired upon exercise of options and shares of restricted stock units that vested, in each case, in the fiscal year ending December 31, 2011 and the value of the stock realized on the date of exercise or vesting.

	Option Awards		Stock Unit Awards (1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Craig S. Shular	87,000	500,250	43,333	774,346
Lindon G. Robertson	—	—	—	—
Mark R. Widmar	6,000	23,880	7,000	140,070
Petrus J. Barnard	45,000	541,750	13,733	244,699
Joel L. Hawthorne	—	—	4,066	74,362
John D. Moran	—	—	3,867	64,600

(1)	As to all named executive officers, the shares vested and value realized included one-third of the restricted stock unit awards granted in 2009 and 2010, which time vested in 2010 and 2011, respectively. The value realized is based on the per share closing price of a share of GrafTech stock on the NYSE as of the applicable date of vesting.

Pension Benefits at Fiscal Year-End December 31, 2011

The following table shows the number of years of service credited to the named executive officers under the GrafTech International Holdings Inc. Retirement Plan, which has been frozen, including the number of such years credited for service with Union Carbide and its affiliates, as well as the present value of the executives’ benefits and payments made to the executives in the last fiscal year. The terms of the Retirement Plan are described below the table.

Name	Plan Name	Number of Years Credited Service (#)		Present Value of Accumulated Benefit ($) (1)		Payments During Last Fiscal Year ($)
Craig S. Shular	GrafTech International Holdings Inc.	8	(2)	181,818	(3)	—
Mark R. Widmar	n/a
Lindon G. Robertson	n/a
Petrus J. Barnard	GrafTech International Holdings Inc.	31	(4)	1,211,110	(5)	—
Joel L. Hawthorne	GrafTech International Holdings Inc.	2	(6)	28,796	(7)	—
John D. Moran	n/a

(1)	The present values have been computed using an interest rate of 4.38% using a RP2000 table with mortality improvement projected to 2011 as of December 31, 2011, which is the same pension plan measurement dated used for our financial reporting purposes.

(2)	Includes for Mr. Shular 4 years of prior service with Union Carbide or its affiliates and 4 years of service with GrafTech through March 31, 2003 (the date that grandfathered participants ceased accruing benefits and had their benefit accruals frozen under the Retirement Plan).

(3)	Mr. Shular’s benefit has been valued assuming termination of employment as of December 31, 2011 and retirement commencement at age 62, the earliest time at which Mr. Shular may retire without any benefit reduction due to age.

(4)	For purposes of computing the accumulated benefit used to determine the present value above, Mr. Barnard was credited with three additional years of service and age in connection with a voluntary and selective severance program in which Mr. Barnard participated in 2003.

(5)	For Mr. Barnard, who was not an employee from April 2003 through March 2005, the benefit has been valued based on a suspended retirement benefit payable as an annuity.

(6)	Includes for Mr. Hawthorne 2 years of service with GrafTech through December 31, 2001 (the date that non-grandfathered participants ceased accruing benefits and had their benefit accruals frozen under the Retirement Plan).

(7)	Mr. Hawthorne’s benefit has been valued assuming termination of employment as of December 31, 2011 and retirement at age 65, the earliest time at which Mr. Hawthorne may retire without any benefit reduction due to age.

For further information concerning our pension plan, including assumptions and estimates used in projecting pension costs and projected benefit obligations, see Note 12 of our Consolidated Financial Statements contained in our Annual Report on Form 10-K for the period ended December 31, 2011, as filed with the SEC and the “Compensation, Discussion and Analysis,” above.

Nonqualified Deferred Compensation at Fiscal Year-End December 31, 2011

The following table shows the executive’s contributions, our contributions, earnings, and year-end account balances for our named executive officers in GrafTech’s Compensation Deferral Plan, which is an unfunded, unsecured deferred compensation plan. The terms of the Compensation Deferral Plan are described below the table.

Name	Executive’s Contributions $ (1)	Company Contributions $ (2)	Earnings $ (3)	Balance 12/31/2011 $ (4)(5)
Craig S. Shular	67,708	69,375	(338,770)	5,360,347
Mark R. Widmar	—	—	(23,734)	202,731
Lindon G. Robertson	—	—	—	—
Petrus J. Barnard	15,669	16,470	(9,850)	298,633
Joel L. Hawthorne	5,186	5,811	(27,653)	68,824
John D. Moran	94,429	7,969	(133,719)	508,677

(1)	The amounts listed in this column include amounts that were also reported as “Salary” in the Summary Compensation Table above. For Mr. Moran $71,280 of the amount listed in this column represents a portion of his 2010 ICP payout which was received in 2011 and was deferred by Mr. Moran under our Compensation Deferral Plan.

(2)	The amounts listed in this column were also reported in the “All Other Compensation” column of the Summary Compensation Table above and consist of “Employer Matching Contribution on Excess Deferrals” and “Additional Employer Contribution to Compensation Deferral Plan” reported in the “All Other Compensation” table under those columns. The amounts in this column include GrafTech contributions recognized in 2012 with respect to 2011 salary. Contributions attributable to 2011 salary that were recognized in 2012 were: for Mr. Shular, $2,000; for Mr. Barnard, $961; for Mr. Hawthorne, $750; and for Mr. Moran $778.

(3)	The amounts listed in this column were not included in the Summary Compensation Table above because none of the earnings were “above market” or “preferential.” Earnings are based on the performance of investments available under the Compensation Deferral Plan, which are “notional” investments, including any interest and dividends paid on the investments.

(4)	Effective in 2001 and 2003, our three nonqualified defined benefit retirement plans, which were designed to provide benefits that could not be paid under the qualified Retirement Plan because of IRS limits, were frozen. With certain exceptions, amounts equal to the lump sum actuarial values of the benefits accrued by the participants in those nonqualified plans were added to the respective participants’ accounts in our Compensation Deferral Plan. We refer to these allocations as the Frozen Lump Sums. As to Mr. Shular, $2,993,141 was previously transferred to his deferred compensation account which represented the lump sum actuarial value of his accrued benefit based on 26 years of service, which included credit for 22.5 years of prior service with Union Carbide, offset by the amount of benefits receivable under the Union Carbide Retirement Program (See “Pension Benefits at Fiscal Year End December 31, 2011” above).

(5)	The amounts listed in this column include amounts previously reported in prior years’ summary compensation tables for the following executives: for Mr. Shular, $460,897, for Mr. Widmar, $170,583, for Mr. Barnard, $208,695, and for Mr. Moran, $241,047.

The named executive officers all participate in our non-qualified Compensation Deferral Plan. Under the Compensation Deferral Plan, participants are able to defer up to 85% of their ICP compensation, up to 50% of their base salary, and up to 50% of their compensation in excess of the amounts that may be recognized under the Savings Plan (in 2011, such amount was $245,000) (i.e., their Excess Deferrals). In addition, each calendar quarter, we make a matching contribution in shares of our common stock equal to 100% of the first 3% and 50%

of the next 2% of participants’ Excess Deferrals. Participants were also credited with additional GrafTech allocations equal to 1% of their compensation in excess of the amount that may be considered under the Savings Plan. Participants are immediately vested in the matching allocation, but are not vested in the other GrafTech allocation until they have completed three years of service.

Deferrals and contributions to our Compensation Deferral Plan are credited with a rate of return based on the performance of various funds selected by the participants from indices which are designated by the Plan Administrator. These funds include a fund that tracks the value of our common stock. An employee may prospectively change the funds for crediting rates of return at any time. The account balances of participants are credited with both their deferrals and our additions, as well as the rate of return on the funds selected by the participants for those amounts. Frozen Lump Sums and their earnings are held in notional investment accounts selected by the employee.

Distributions of account balances from the Compensation Deferral Plan are generally made in January following retirement or other termination of employment or, if elected by the participant, upon a future date specified by the participant, except that Frozen Lump Sums and GrafTech allocations may not be distributed prior to age 50. Participants may also elect to have their account balances distributed upon a change in control of GrafTech. For purposes of the Compensation Deferral Plan, a change in control is generally defined in accordance with requirements of the American Jobs Creation Act of 2004 for amounts deferred as noted after December 31, 2004. For amounts accrued and vested as of December 31, 2004, the definition of a change in control is described in the Section “Potential Payments on Termination or Change in Control.” The Compensation Deferral Plan is intended to comply with Section 409A of the Code governing deferred compensation arrangements except that amounts that were contributed to the Compensation Deferral Plan and fully vested by December 31, 2004, including all of the Frozen Lump Sums, are not subject to the restrictions of Section 409A. Amounts under the Compensation Deferral Plan are generally payable in a lump sum payment although participants may elect to have their accounts payable in annual installments instead.

Benefit Security. Retirement and other benefits are paid out of our general assets, except for payments out of the tax-qualified trusts for the UCAR Carbon Retirement Plan and the Savings Plan and except for payments out of grantor trusts or funded by the purchase of annuities.

Potential Payments on Termination or Change in Control

Double-trigger Change in Control Agreements. Each named executive officer entered into a double-trigger Severance Compensation Agreement with us that applies only when there is (i) a change in control of the Company and (ii) the executive’s employment is terminated in connection with or following such change in control. Both a change in control of the Company and corresponding executive termination must occur to trigger payment of the benefits under the Severance Compensation Agreement.

As discussed in the “Compensation and Discussion Analysis” section above, Messrs. Shular, Barnard and Hawthorne entered into change in control agreements with us several years ago, before our Board eliminated the potential for “gross-up” payments to be made to executive officers. Their change in control agreements include a modified cut-back adjustment whereby the severance payment will be reduced to an amount less than the limitations under Section 280G of the Code if total amounts payable (that are subject to the limitations under Section 280G) exceed those limitations by an amount not in excess of $50,000. The agreements signed by Messrs. Robertson and Moran in 2011 include cut-back adjustments that were approved by our Board in 2011 for inclusion prospectively in change in control agreements and eliminate reimbursement for certain excise tax liabilities (and income tax liabilities attributable to excise tax reimbursement) if the total severance equals or exceeds three times the executive’s base amount.

Under the agreements, if a named executive officer’s employment is terminated due to a Termination for Cause or by the named executive officer other than with Good Reason for Resignation (as defined in the

Severance Compensation Agreements), he or she will be paid his or her full base salary and accrued vacation pay through the date of termination, plus any benefits or awards which have been earned or become payable but which have not yet been paid and all unvested shares of restricted stock will be forfeited.

If the named executive officer’s employment is terminated due to Disability, Retirement (as such terms are defined in the Severance Compensation Agreements) or death, the executive’s benefits will be determined in accordance with GrafTech’s retirement, disability and insurance programs then in effect. In addition, unvested shares of restricted stock will be forfeited upon Retirement or death.

Under the terms of applicable agreements, all unvested equity awards will become vested upon the occurrence of a change in control. Further, GrafTech has the right to cancel substantially all outstanding options in the event of a change in control, in which case GrafTech is required to pay optionees an amount equal to the difference between the exercise price of the canceled options and the fair market value of the underlying shares.

Payments on Terminations following a Change in Control. Under each of the agreements, upon termination or while disabled following a change in control (as defined below), the named executive officer is entitled to certain benefits. If the named executive officer’s employment is terminated subsequent to a change in control (a) by GrafTech other than for Retirement, death, Disability or Termination for Cause (as defined in the Severance Compensation Agreements) or (b) by the executive for Good Reason for Resignation (as each term is defined in the Severance Compensation Agreements), then the executive is entitled to the benefits described below:

•	accrued salary and vacation pay through the date of termination;

•	accrued ICP compensation at target for the prior year if not previously paid plus a prorated portion of the targeted ICP compensation for the year of termination;

•	a severance payment equal to 2.99 (2.0 for Messrs. Robertson, Hawthorne and Moran) multiplied by the sum of the following amounts:

—	the greater of the named executive officer’s annual base salary immediately prior to the Date of Termination or immediately prior to the change in control; plus

—	the greater of the amount of the named executive officer’s target ICP (or comparable compensation payment) for the year in which the Date of Termination occurs or for the year in which the change in control occurs;

•	extended health, life and disability insurance coverage;

•

with respect to our named executive officers, other than Messrs. Robertson and Moran , reimbursement for certain excise tax liabilities (and income tax liabilities attributable to the excise tax reimbursement) if the total severance equals or exceeds three times the executive’s “base amount” (as determined pursuant to section 280G of the Code) by more than $50,000; and

•	accelerated vesting of unvested options and shares of restricted stock.

During any period prior to the date of termination that the named executive officer is disabled, the executive will continue to receive his or her base salary at the rate in effect at the commencement of the disability period, together with all other compensation and benefits that are payable or provided under GrafTech’s benefit plans, including its disability plans. After the date of termination for disability, the executive’s benefits shall be determined in accordance with any retirement plan, insurance and other applicable programs of GrafTech. The compensation and benefits, other than salary, payable or provided under the agreement by reason of a disability will be the greater of (x) the amounts computed under any retirement plan, disability benefit plans, insurance and other applicable programs in effect immediately prior to a change in control and (y) the amounts computed under any retirement plan, disability benefit plans, insurance and other applicable programs in effect at the time the compensation and benefits are paid.

For purposes of the agreements with our named executive officers, a change in control generally occurs on:

•

the date on which any person or group becomes the beneficial owner of 15% or more of the then issued and outstanding common stock or voting securities of GrafTech (not including securities held by GrafTech employee benefit plans or related trusts);

•

the date on which any person or group acquires the right to vote on any matter, by proxy or otherwise, with respect to 15% or more of the then issued and outstanding common stock or voting securities of GrafTech (not including securities held by GrafTech employee benefit plans or related trusts);

•

the date, at the end of any two-year period, on which individuals, who at the beginning of such period were directors of GrafTech, or individuals nominated or elected by a vote of two-thirds of such directors or directors previously so elected or nominated, cease to constitute a majority of GrafTech’s Board;

•	the date on which stockholders of GrafTech approve a complete liquidation or dissolution of GrafTech; or

•	the date on which GrafTech consummates certain reorganizations, mergers, asset sales or similar transactions.

Amounts deferred under the Compensation Deferral Plan become immediately payable upon a change in control if the participant elected to receive payment of deferred amounts upon a change in control. All other payments under the Compensation Deferral Plan will be distributed in accordance with the elections of the executive, which may include payments of all or some of the deferred amounts upon termination of employment. Change in control for purposes of amounts deferred or vested under the Compensation Deferral Plan after December 31, 2004 must constitute a change in ownership or effective control within the meaning of Section 409A of the Code.

Good Reason for Resignation includes certain changes in the named executive officer’s status or position, reductions in the level of reporting responsibility, diminution of duties or responsibilities, reductions in compensation or benefits, relocation, failure of a successor to assume the severance agreement, and failure to pay certain earned compensation.

Assuming a change in control occurred in 2011 and the employment of each of our named executive officers had either terminated due to the named executive officer’s having “Good Reason for Resignation” or had been terminated by GrafTech or its successor on December 31, 2011, other than for Retirement, Death, Disability or a Termination for Cause, they would have been entitled to the payments and benefits listed in the table below. Although the calculations are intended to provide reasonable estimates of the potential benefits, they are based on numerous assumptions and are rounded to the nearest thousand and may not represent the actual amount an executive would receive if an eligible termination event were to occur.

Name	Severance Payment Based on Salary ($)	Severance Payment Based on Incentive Compensation ($)	Payment on Stock Option Cancellation ($) (1)	Restricted Stock Vesting ($) (1)	Performance Share Unit Vesting ($) (1)	Value of Health, Life and Disability Insurance Benefits ($) (2)	Payout of Non-qualified Deferred Compensation (3)	Total ($)
Craig S. Shular	2,392,000	2,392,000	6,934,000	1,348,000	2,352,000	44,000	5,360,000	20,823,000
Lindon G. Robertson	800,000	520,000	416,000	979,000	394,000	42,000	—	3,152,000
Petrus J. Barnard	1,149,000	747,000	2,091,000	246,000	636,000	42,000	299,000	5,210,000
Joel L. Hawthorne	600,000	360,000	307,000	130,000	263,000	42,000	69,000	1,771,000
John D. Moran	640,000	352,000	416,000	228,000	316,000	42,000	509,000	2,503,000

(1)	The value in the “Payment on Stock Option Cancellation,” “Restricted Stock Vesting,” and “Performance Share Unit Vesting” columns assumes a fair market value for our common stock of $13.65 on December 30, 2011.

(2)	The value of the medical benefits was determined applying the maximum monthly premiums we charge former employees for continuation coverage of medical benefits under COBRA (presently $1,062 per month). In calculating disability insurance benefits, the value of the short-term disability benefits (which is a self-insured plan) were assumed to be the same as the premiums for long-term disability (which is provided by a third party insurance provider), increased to reflect administrative costs.

(3)	Amounts in this column include all amounts payable on a termination and/or change in control pursuant to executives’ elections, which are made on an annual basis with respect to the next year’s deferral election.

We concluded that there would be no tax gross-up and no reduction, as applicable, on the hypothetical termination payments upon change in control presented above based on the facts and circumstances and taking the following into account:

•	the sum of base salary rate in effect on December 31, 2011 and target incentive compensation multiplied by 2.99 (2.0 for Messrs. Robertson, Hawthorne and Moran);

•	the value of the 4 month acceleration of the incentive payment payable for 2011;

•	health and dental insurance assuming family coverage (without reduction to present value);

•	other insurance coverage such as life and disability coverage assuming certain insurance rates described in footnote (2) above (without reduction to present value);

•	the value of the accelerated vesting of the options and the restricted stock (which value may be lower than the actual value of the options and the restricted stock listed in the table);

•	a 41% income tax rate was assumed; and

•	a 5% interest rate for purposes of calculating present value rates for accelerated payments.

Payments on Termination Prior to a Change in Control. The Severance Compensation Agreements do not give our named executive officers any specific rights following a termination prior to a change in control (a) by GrafTech other than for Retirement, Death, Disability or Termination for Cause or (b) by the executive for Good Reason or for Resignation. Each named executive officer is, however, entitled to receive his or her accrued base salary and vacation pay through the date of termination, plus any benefits or awards which have been earned or become payable but which have not yet been paid if his or her employment is terminated prior to a change in control. All unvested shares of restricted stock will be forfeited upon a termination of employment by GrafTech or the executive for any reason.

Other Compensation Arrangements

Savings Plan. All of our regular, full-time U.S. employees, including eligible named executive officers, are eligible to participate in our Savings Plan. Assets in the Savings Plan are held in five types of accounts: an after-tax account to which participants may make contributions on an after-tax basis; a before-tax account to which participants may make contributions on a pre-tax basis; a Company contribution account to which matching contributions are allocated; an employer contribution account to which certain additional Company contributions are allocated; and a Roth 401(k) after-tax account to which participants may make contributions on an after-tax basis. The maximum employee contribution (pre-tax and after-tax combined) for any year for any participant is 50.0% of such participant’s compensation (subject to statutory limits).

We make a matching contribution to the Savings Plan, in the form of shares of our common stock, for each participant who elects to contribute to the Savings Plan. The matching contribution is 100% of the first 3% of compensation and 50% of the next 2% of compensation that a participant contributes. Matching contributions under the Savings Plan are fully vested at all times. In addition to matching contributions, we make employer contributions to the Savings Plan each year equal to 1% of a participant’s eligible compensation. A participant becomes vested in these employer contributions to the Savings Plan once he or she has completed three years of service.

Contributions to the Savings Plan are invested, as the employee directs, in various funds offered under the Savings Plan from time to time, including a fund that invests entirely in our common stock. Amounts invested under the Savings Plan, including amounts in our common stock fund, may be switched into another investment option at any time subject to applicable insider trading policies. The account balances of participants reflect both their contributions and our contributions as well as the investment performance of the investments in which those amounts are invested. Distributions of account balances from the Savings Plan are generally made upon retirement or other termination of employment, unless deferred by the participant.

Director Compensation for 2011

The following table summarizes the annual cash and equity compensation payable to GrafTech’s directors (other than employee directors) during 2011. Employee directors do not receive compensation for rendering services as directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Total ($)
Randy W. Carson	—	140,500	140,500
Mary B. Cranston	89,000	80,000	169,000
Harold E. Layman	27,500	126,500	154,000
Ferrell P. McClean	—	147,000	147,000
Nathan Milikowsky	—	141,000	141,000
Michael C. Nahl	85,000	80,000	165,000
Steven R. Shawley	—	145,000	145,000

(1)	The grant date fair value of stock award was determined in accordance with FASB ASC Topic 718. See Note 14 of our Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2011, for an explanation of the assumptions made in the valuation of these awards.

At December 31, 2011 outstanding stock awards, comprised of unvested restricted stock and deferred stock units, and option awards, were:

Name	Outstanding Stock Awards (# of shares)	Outstanding Option Awards (# of shares)
Randy W. Carson	22,906	5,000
Mary B. Cranston	3,924	17,600
Harold E. Layman	31,643	18,635
Ferrell P. McClean	19,423	21,621
Nathan Milikowsky	13,607	5,000
Michael C. Nahl	3,924	18,350
Steven R. Shawley	11,721	5,000

Holdings at December 31, 2011 do not include stock awards issued in January 2012, payment in lieu of cash for 2011 meeting fees.

The philosophy of GrafTech’s Board is to compensate non-employee directors in a manner and an amount that enables us to:

•	attract and retain qualified and experienced individuals;

•	motivate them to devote time and effort to GrafTech; and

•	align the interests of the Board members with the interests of stockholders.

GrafTech’s Board seeks to implement this philosophy through a combination of cash payments and stock-based incentives that achieves an appropriate total compensation level. Competition for and retention of qualified and experienced directors is particularly intense in the current corporate governance environment. The Compensation Committee periodically reviews and benchmarks the Board’s compensation levels and stock ownership guidelines.

Annual Fees. Each director who is not an employee of GrafTech is compensated for services as a director by:

•	an annual retainer of $45,000;

•	a meeting fee of $1,500 for each Board meeting attended; and

•	$1,000 for each committee meeting attended, including attendance by telephone.

In addition, the Chairpersons (other than employees of GrafTech) of the Board and its committees and lead or presiding director are compensated for their services by an additional annual retainer as outlined below:

Position	Additional Retainer ($)
Chairperson of the Board	25,000
Lead or Presiding Director	20,000
Chairperson of the Audit and Finance Committee	15,000
Chairperson of the Organization, Compensation and Pension Committee	10,000
Chairperson of the Nominating and Governance Committee	5,000

Equity Grants. The Compensation Committee has adopted a policy of granting to current non-employee directors, awards with respect to a specified number of shares of our common stock determined annually by the Committee, referred to as the Annual Grant. Beginning in 2008, the Annual Grant is that number of restricted shares with a market value of $80,000 measured by the price of the last trade at closing of the NYSE as close as practical before the date of such grant. Prior to 2008, restricted stock and stock options were granted to non-employee directors in accordance with then applicable policies. All of the restricted shares and options granted to non-employee directors generally vest one year after the date of grant, so long as the director is then serving as a director. The exercise price per share of any options granted has been the fair market value on the date of grant (as defined under the relevant stock-based incentive plan). Vested options granted to a non-employee director expire upon the earlier of ten years after the date of grant or four years after the date the director ceases to be a director. Other terms relating to these options are generally the same as those relating to options granted to management employees.

Non-employee directors may elect to receive deferred stock units in lieu of some or all of their retainers, accrued meeting fees for services, and annual restricted stock grants. Each deferred stock unit represents a share of our common stock, which has been awarded to a recipient for delivery at a later date, and which, once vested, is not subject to forfeiture. It is intended that the value (based on fair market values described above) and vesting of the deferred stock awarded approximate the amount and timing of retainers and fees that would otherwise be paid. Vesting accelerates upon the occurrence of a change in control (as defined in “Potential Payments on Termination or Change in Control”), upon death or at the election of GrafTech’s Board or the Compensation Committee. Delivery of our common stock represented by the deferred stock units will be made on the earliest of a date specified by the recipient (that is in a year after the year during which the election is made), the date on which a change in control (as defined in the Compensation Deferral Plan) occurs, the recipient’s death, or the fifth anniversary of the date on which the recipient ceases to be a director. The value for 2011 of the deferred stock units granted to directors in 2011 was reported in the “Stock Awards” column of the “Director Compensation for 2011” table above.

Other Compensation. In addition to the amounts described above, all directors are entitled to reimbursement for expenses (including for first class travel) incurred in rendering services as directors. GrafTech’s Board has in the past awarded, and the Compensation Committee may in the future award, additional cash- or stock-based compensation to one or more directors for special services rendered to GrafTech. No additional compensation was awarded in the year ending December 31, 2011.

Currently, GrafTech’s Board has adopted guidelines for ownership of common stock by its non-employee directors and established a targeted time frame for achieving such ownership. Compliance with the guidelines is voluntary. Under the guidelines, each non-employee director should, within five years after election as a director, own shares of our common stock with a market value equal to at least four times his or her annual retainer.

Equity Compensation Plan Information

The following table sets forth certain information relating to the shares of common stock that may be issued under our stock-based incentive plans at December 31, 2011.

Plan Category	A	B	C
	Number Of Securities To Be Issued Upon Exercise Of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column A)
Equity compensation plans approved by stockholders (1)	2,677,988	13.16	2,894,061
Equity compensation plans not approved by stockholders (2)	2,000	8.97	—

Total	2,679,988	13.16	2,894,061

(1)	Includes outstanding awards under the Management Stock Incentive Plan (Original Version), a portion of the reserved shares under the Management Stock Incentive Plan (Senior Version), and all shares reserved for issuance under the Equity Incentive Plan. New awards may only be made under the Equity Incentive Plan; shares under other plans are reserved for the exercise of outstanding options only.

(2)	Includes outstanding awards under prior equity plans that were frozen as to new grants in 2005.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth, at March 22, 2012, the number and percentage of issued and outstanding shares of our common stock owned, both actually and beneficially as determined pursuant to the rules promulgated by the SEC, by:

•	each stockholder known by us to own more than 5% of the issued and outstanding shares of our common stock;

•	each director;

•	each of our named executive officers; and

•	all of the directors and executive officers as a group.

The number of shares of our common stock issued and outstanding as of March 22, 2012 was 144,356,708 shares.

Beneficial Owner	Total Number of Shares Beneficially Owned, Including Shares Actually Owned (a)(b)	Percentage of Outstanding Shares (Beneficial Ownership, Including Shares Actually Owned) (c)
Royce & Associates LLC (d)	15,980,290	11.00
FMR LLC (d)	16,433,460	11.30
Milikowsky Group (d)	15,252,230	10.60
Craig S. Shular	1,114,002	[*]
Lindon G. Robertson	101,344	[*]
Petrus J. Barnard	317,737	[*]
Joel L. Hawthorne	81,553	[*]
John D. Moran	87,330	[*]
Randy W. Carson	35,059	[*]
Mary B. Cranston (e)	58,538	[*]
Harold E. Layman	88,786	[*]
Ferrell P. McClean (f)	93,347	[*]
Nathan Milikowsky (g)	6,638,387	4.60
Michael C. Nahl	70,206	[*]
Steven R. Shawley	23,938	[*]
Directors and executive officers as a group (12 persons)	8,710,227	6.00%

*	Represents holdings of less than 1%.

(a)	Under the Savings Plan and our compensation deferral plan, contributions and allocations to employee accounts are invested in various funds, in the discretion of the employees, including for each plan a fund that invests entirely in our common stock. Each unit in our common stock fund approximates one share of our common stock. The preceding table includes, for each Named Executive Officer, the following number of units/shares held in all such funds as follows: Mr. Shular, 74,672; for Mr. Robertson, 744; for Mr. Barnard, 10,443; for Mr. Hawthorne, 21,744; and for Mr. Moran, 32,179.

(b)	Includes shares issuable upon exercise of options that are exercisable as of March 22, 2012 or become exercisable within 60 days thereafter, and based on the March 22, 2012 closing price of GrafTech stock of $11.60 per share on the NYSE as follows:

	Total of such Options	Such Options that are NOT in the money
Craig S. Shular	353,333	53,333
Petrus J. Barnard	117,333	17,333
Joel L. Hawthorne	3,667	3,667
John D. Moran	7,400	7,400
Randy W. Carson	5,000	—
Mary B. Cranston	16,300	3,500
Harold E. Layman	18,635	3,500
Ferrell P. McClean	16,300	3,500
Nathan Milikowsky	5,000	—
Michael C. Nahl	16,300	3,500
Steven R. Shawley	5,000	5,000
Total Officers and Directors	564,268	100,733

(c)	Percentage assumes conversion or exercise of such holder’s options, as the case may be, for purposes of calculating the total number of outstanding shares, but does not assume exercise or conversion of securities held by third parties.

(d)	The information set forth is based solely on the filings on Schedule 13G made on January 12, 2012 by Royce and Associates LLC, 745 Fifth Avenue, New York, New York 10151; Schedule 13G made on February 14, 2012 by FMR LLC, 82 Devonshire Street, Boston, MA 02109; and Schedule 13D made on February 14, 2011 by Daniel Milikowsky and Nathan Milikowsky (referred to herein as the Milikowsky Group). Respectively, we have not made any independent determination as to beneficial ownership of any such stockholders and are not restricted in any determination we may make by reason of inclusion of such stockholder or its shares in this table.

(e)	Includes 2,000 shares owned by the Mary & Harold Cranston Family Trust, of which Ms. Cranston is Trustee

(f)	Includes 12,000 shares owned by Ms. McClean’s spouse and 3,400 shares held by Ms. McClean’s individual retirement account, as to all of which Ms. McClean disclaims beneficial ownership.

(g)	Includes 6,269,204 shares owned by NM GTI Investments LLC; 143,258 shares owned by Seadrift Coke LLC; 154,537 shares owned by NMDM Investments LLC and 57,360 shares held by the Rebecca and Nathan Milikowsky Family Foundation. All of these shares are also included in the holdings of the Milikowsky Group. Does not include 760,760 shares owned by RGM GTI Investments LLC, as to which Mr. Milikowsky disclaims beneficial ownership as his spouse has sole investment and voting power over such shares.

PROPOSAL TWO:

NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

SEC rules adopted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, or the Dodd-Frank Act, enable our stockholders to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement.

As described in detail in the section entitled, “Executive Compensation—Compensation Discussion and Analysis”, we believe that executive compensation should be focused on promoting Company performance and stockholder value. To achieve these goals our executive compensation program emphasizes pay for performance and aligning the interests of our executives with those of our stockholders through the use of long-term incentives and the encouragement of equity ownership. In addition, our executive compensation program is designed to allow us to recruit, retain and motivate employees who play a significant role in our current and future success. Please read the Compensation Discussion and Analysis, the 2011 Summary Compensation Table and the other related tables and accompanying narrative for a detailed description of the fiscal year 2011 compensation of our named executive officers. We believe that the 2011 compensation of each of our named executive officers was reasonable and appropriate and aligned with the Company’s 2011 results and the achievement of the objectives of our executive compensation program.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the overall compensation of our named executive officers. This vote is advisory only and is not binding on the Company or the Board. Although the vote is non-binding, our Board values the opinions of our stockholders and the Board and the Compensation Committee will consider the outcome of the vote when making future compensation decisions for our named executive officers.

Accordingly, we ask our stockholders to vote in favor of the following resolution:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2012 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2011 Summary Compensation Table and the other related tables and accompanying narrative.”

THE BOARD RECOMMENDS A VOTE FOR APPROVING THE COMPENSATION OF

OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL THREE:

RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE CURRENT FISCAL YEAR

ENDING DECEMBER 31, 2012

PricewaterhouseCoopers LLP served as our independent registered public accounting firm in 2011 and is expected to be retained to do so in 2012. The Board of Directors has directed that management submit the appointment of the independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement, if desired.

Stockholder ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm is not required by our by-laws or otherwise. However, the Board of Directors is submitting the appointment of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the appointment, the Audit and Finance Committee will reconsider whether to retain the firm. In such event, the Audit and Finance Committee may retain PricewaterhouseCoopers LLP, notwithstanding the fact that the stockholders did not ratify the appointment, or select another nationally recognized accounting firm without re-submitting the matter to the stockholders. Even if the appointment is ratified, the Audit and Finance Committee reserves the right in its discretion to select a different nationally recognized accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF

THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE CURRENT

FISCAL YEAR ENDING DECEMBER 31, 2012

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires GrafTech’s directors and officers and holders of more than 10% of the issued and outstanding shares of our common stock to file with the SEC initial reports of ownership, and reports of changes in ownership, of common stock and other equity securities of GrafTech. GrafTech believes that, during 2011, all of its directors and officers and holders of more than 10% of the issued and outstanding shares of our common stock complied with all reporting requirements under Section 16(a), except for a Form 3 that was filed four days late with respect to Mr. Hawthorne’s holdings.

Limitations on Soliciting Material, Liabilities and Incorporation by Reference

In accordance with the rules and regulations of the SEC, the following information set forth in this proxy statement shall not be deemed to be soliciting material within the meaning of Regulations 14A and 14C under the Exchange Act, filed with the SEC under the Exchange Act or otherwise subject to Regulations 14A or 14C or the liabilities of Section 18 of the Exchange Act and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933 or the Exchange Act, notwithstanding any general incorporation by reference of this proxy statement into any other document filed with the SEC:

•	information under the caption “The Board of Directors” regarding the independence or expertise of any particular director; and

•	information under the captions “Audit and Finance Committee Report” and “Compensation Committee Report.”

Forward Looking Statements

These Proxy Materials contain “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements about such matters as economic conditions; production and sales of products that incorporate or are produced using our products; production capacity; prices and sales of and demand for our products; strategic plans, opportunities, and business projects; debt levels; stock repurchase plans; restructuring and deleveraging activities; operational and financial performance; costs and cost increases; interest and taxes; capital expenditures and depreciation; working capital; revenues; debt levels; cash flows; cost savings and reductions; margins; earnings and growth. These statements should be evaluated together with the many uncertainties that affect our business, particularly those mentioned in the cautionary statements in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2011, and in our periodic reports on Form 10-Q and Form 8-K, which we hereby incorporate herein by reference. We have no duty to update these statements. Actual future events, circumstances, performance and trends could differ materially from those set forth in these statements due to various factors, including, among others: changes in economic conditions or product end market conditions; consolidation of steel producers; greater than anticipated raw materials, energy and other costs increases; increases in capacity, competitive pressures, or other changes impacting demand, prices, unit and dollar volume sales and growth rates, or profitability; failure to achieve earnings or other estimates; business interruptions adversely affecting our ability to supply our products; and other risks and uncertainties, including those detailed in our SEC filings, as well as future decisions by us.

Annual Report on Form 10-K

A copy of our Annual Report on Form 10-K accompanies this proxy statement. Such annual report is not a part of the proxy solicitation materials. Upon receipt of a written request, we will furnish to any stockholder, without charge, an additional copy of our Annual Report on Form 10-K (without exhibits) for the year ended

December 31, 2011 required to be filed under the Exchange Act. Upon request and the payment of $0.10 (ten cents) per page, copies of any exhibit to our Annual Report on Form 10-K will also be provided. Any such written request should be directed to our Investor Relations Department at GrafTech International Ltd., 12900 Snow Road, Parma, Ohio 44130 or call us at 216-676-2000.

Proxy Solicitation

The solicitation of proxies is being made by GrafTech and we will bear the cost of the solicitation. We have retained Georgeson Inc. to aid in the solicitation of proxies at an anticipated cost of $7,750, plus expenses. We will request banks, brokers and other nominees, including custodians and fiduciaries, to forward soliciting material to beneficial owners of our common stock and will pay such persons for forwarding such material. In addition to the solicitation of proxies generally by means of this proxy statement, officers or other employees, without extra remuneration, may solicit proxies by telephone or other means of personal contact.

Auditor Attendance at 2012 Annual Meeting

Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting and will be available to respond to appropriate questions and to make a statement if they desire to do.

Pre-Approval Policies and Procedures

The Audit and Finance Committee charter requires that the Audit and Finance Committee review and approve in advance the retention of our external auditor for all types of audit and non-audit services to be performed for us by our external auditor and approve the fees for such services, other than de minimus non-audit services allowed by relevant law. The Audit and Finance Committee periodically may pre-approve the retention of our external auditor firm for any additional permitted non-audit services. All of the services provided to us by PwC for which we paid Audit Fees, Audit-Related Fees, Tax Fees, and All Other Fees, as shown in the table below, were approved by the Audit and Finance Committee in accordance with this pre-approval policy and procedure.

Independent Registered Public Accounting Firm’s Fees

A summary of the fees which we paid to PricewaterhouseCoopers LLP and its respective affiliates for professional services performed for 2011 and 2010, respectively, is set forth below.

Summary of Audit, Audit-Related, Tax and Other Fees

	2011	2010
	(Dollars in millions)
Audit Fees (a)	2.4	2.7
Audit-Related Fees (b)	0.5	0.3
Tax Fees (c)	0.5	0.3
All Other Fees (d)	0.7	1.0

Total	4.1	4.3

(a)	Includes fees in connection with:

•	Audits of our annual consolidated financial statements and internal controls over financial reporting;

•	Reviews of our quarterly financial statements;

•	Statutory and regulatory audits of subsidiaries; and

•	Consents and other services related to SEC matters in 2011.

(b)	Includes fees in connection with:

•	Financial accounting and reporting consultations; and

•	Attestation services not required by statute or regulation.

(c)	Includes fees in connection with:

•	Tax compliance and consulting services.

(d)	Represents:

•	Represents non audit advisory services in 2011 and 2010 and license fees for technical research database.

When are Stockholder Proposals for the 2013 Annual Meeting Due?

Any proposal (including any nomination for election to our Board) that a stockholder wishes to have considered for inclusion in our proxy statement for the annual meeting of stockholders for 2013 must be received by the Secretary at our principal executive office on or before December 3, 2012 and must otherwise comply with our by-laws and the rules and regulations of the SEC.

Our by-laws provide, among other things, that written notice of any proposal (including any such nomination) by a stockholder must be received by our Secretary not less than 105 days and not more than 135 days prior to the meeting before which such proposal (or nomination) is to be brought, except in certain circumstances, and must contain detailed information regarding the proposal (and, if applicable, the nominee) and the stockholder making the proposal (or nomination), including the name of the stockholder and the number of shares of our common stock owned beneficially, indirectly, directly or of record, by the stockholder (including his or her affiliates, each group of which he or she is a member and each person with whom he or she is acting in concert (collectively, “related parties,” and, in each case identifying them)). Any proposal (other than a nomination for election to our Board), which a stockholder wishes to have considered, must also describe, among other things, the stockholder’s and his or her related parties’: interests in any of our derivative instruments, short interests in any of our securities, right to vote pursuant to any proxies, contracts, arrangements, understandings or relationships, rights to any dividends or distributions on any of our shares, performance fees, material direct or indirect interests in such business, and all claims, proceedings, adverse interests and transactions in relation to GrafTech or our industry, customers or supply chain within at least the last five years and all other information required to be disclosed in connection with the solicitation of proxies. A stockholder proposing to nominate a candidate for election to our Board must disclose, among other things, each occupation (which includes each position held, consulting or advisory arrangement entered, and other employment or engagement) of such individual for at least the ten years preceding the date of such notice (and, if such occupation resulted in claims, proceedings or notoriety involving such individual or any of his affiliates or employers, a description thereof), all claims, proceedings, adverse interests and transactions of any kind involving such individual or any of his or her related parties in relation to GrafTech or our industry or customer or supply chain within at least the five years prior to the date of such notice or that are proposed, all material direct or indirect interests, arrangements, relationships or understandings of any kind between or among such individual or any of his or her related parties, on the one hand, and such stockholder and his or her related parties, on the other hand (in each case, identifying their respective interest), and all other information relating to such individual that is required to be disclosed in solicitations of proxies for election of directors in a contested election pursuant to the Exchange Act (including each such individual’s written consent to serve as director if elected). The chairperson of the annual meeting for 2013 shall determine whether any such proposal (or nomination) shall have been properly brought. If such proposal (or nomination) is not properly brought, then the chairperson shall not allow a vote on the proposal (or nomination).

Proxyholders named in the proxy or vote instruction card for the annual meeting for 2013 will have discretionary authority to vote on any proposal submitted at the meeting, other than a proposal that is included in such proxy statement.

Stockholders Sharing an Address

If you share an address with another stockholder, you may receive only one set of proxy materials (including this proxy statement and the annual report to stockholders) unless you have provided contrary instructions. If you wish to receive a separate set of proxy materials now or in the future, you may contact our Investor Relations Department at GrafTech International Ltd., 12900 Snow Road, Parma, Ohio 44130 or call us at 216-676-2000.

Similarly, if you share an address with another stockholder and have received multiple copies of our proxy materials, you may contact us at the above address to request delivery of a single copy of these materials.

é                Detach Here                é

ADMISSION TICKET

GRAFTECH INTERNATIONAL LTD.

12900 SNOW ROAD

PARMA, OHIO 44130

ANNUAL MEETING OF STOCKHOLDERS

MAY 15, 2012, AT 10:00 A.M. (E.D.T.)

PRESENT THIS TICKET TO ADMIT ONE STOCKHOLDER AND ONE GUEST

Name of Stockholder:

Address:

(See reverse side for directions)

DIRECTIONS TO OUR HEADQUARTERS

GrafTech is located at 12900 Snow Road, Parma, Ohio, 44130.

We are located SW of Cleveland, within 3 miles of both I-480 & I-71.

From West

Take I-80

Merge onto I-71N via Exit 161/10 toward Cleveland

Take the Snow Road/Airport exit—Exit 237

Turn Right onto Snow Road

Take I-480 East

Exit 12 toward W 130th St/Brookpark Rd

Turn Left onto Brookpark Road/OH 17

Turn Right onto W 130th Street

Turn Left onto Snow Road

From North/East

I-90 W toward Cleveland

Merge onto I-71S

Take the Snow Road/Airport exit—Exit 237b

Merge onto Snow Road

Take I-480 West

Exit 12 toward W 130th St/Brookpark Rd

Turn Left onto W 130th Street

Turn Left onto Snow Road

From South

I-71N, take the Snow Road/Airport exit—Exit 237

Turn Right onto Snow Road

From the Airport

Go Toward the Airport Exit

Turn Left onto the access street

Turn Left onto Five Points Road, Toward I-71

Five Points Road becomes Snow Road

Follow Snow Road to GrafTech, destination approximately 2.8 miles

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 AM, Eastern Standard Time, on May 15, 2012.

Vote by Internet
•	Go to www.investorvote.com/GTI
•	Or scan the QR code with your smartphone
•	Follow the steps outlined on the secure website

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Vote by telephone

  • Call toll free 1-800-652-VOTE (8683) within the USA, US territories &

     Canada on a touch tone telephone

  • Follow the instructions provided by the recorded message

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE ▼

-----------------------------------------------------------------------------------------------------------------------------------------------------------------

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals Two and Three.

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+
	01 - Randy W. Carson	☐	☐	02 - Mary B. Cranston	☐	☐	03 - Harold E. Layman	☐	☐
	04 - Ferrell P. McClean	☐	☐	05 - Nathan Milikowsky	☐	☐	06 - Michael C. Nahl	☐	☐
	07 - Steven R. Shawley	☐	☐	08 - Craig S. Schular	☐	☐

		For	Against	Abstain			For	Against	Abstain

2.	To approve, by a non-binding advisory vote, our executive compensation.	☐	☐	☐	3.	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year ending December 31, 2012.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.	Meeting Attendance
	Mark box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

The signature on this Proxy should correspond exactly with the name printed above. In the case of joint tenancies, both stockholders should sign. Persons signing as Attorney, Executor, Administrator, Trustee or Guardian should give their full title.

01GFRB

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — GrafTech International Ltd.

P.O. Box 11202, New York, NY 10203-0202

This Proxy is solicited on behalf of the Board of Directors of GrafTech International Ltd.

For the Annual Meeting of Stockholders on May 15, 2012

The undersigned appoints Craig S. Shular and Pieter Barnard, and each of them, with full power of substitution in each, the Proxies of the undersigned, to represent the undersigned and vote all shares of GrafTech International Ltd. Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held on May 15, 2012, and at any adjournment or postponement thereof, as indicated on the reverse side.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this Proxy will be voted FOR the election of all eight of the Nominees and FOR Proposals Two and Three listed on the other side. If you are a participant in the GrafTech International Savings Plan (the “Savings Plan”), the front of this Proxy shows units allocated to you under the Savings Plan and voting instructions must be received by 4 PM Eastern on May 10, 2012.

The actual number of shares allocated to you and which will be voted on your behalf at the Annual Meeting of Stockholders in respect of such units may vary slightly in accordance with the provisions of the Savings Plan.

PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY PROMPTLY

(Continued, and to be dated and signed, on the other side)